ASSET PURCHASE AGREEMENT

dated

March 15, 2006

by and among

Accoona Corp., a Delaware corporation,

as the Parent,

BE Acquisition Corp., a Delaware corporation,

as the Buyer,

Internet Media Group LLC
a New York limited liability company,

as the Seller,

the Members named herein

and

Allen Benzaken,
as Representative

i

ii

iii

ASSET PURCHASE AGREEMENT

AGREEMENT, dated March 15, 2006, by and among Accoona Corp., a Delaware corporation (“Parent”), BE Acquisition Corp., a Delaware corporation (“Buyer”), Internet Media Group LLC, a New York limited liability company (“Seller”), and the members of Seller listed on Schedule I hereto (each a “Member” and collectively, the “Members”) and Allen Benzaken (“Benzaken”) in his capacity as Representative (as hereinafter defined).

W I T N E S S E T H :

WHEREAS, Seller is in the business of providing internet comparison shopping and related services (the foregoing being referred to hereinafter collectively as the “Business”);

WHEREAS, Members are the sole members of Seller;

WHEREAS, Buyer desires to purchase certain of the assets and assume certain liabilities of the Business from Seller, and Seller desires to sell such assets to Buyer and have Buyer assume such liabilities of the Business, upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, pursuant to Section 13.13, the Members hereby appoint Benzaken as their true and lawful agent and attorney-in-fact (the “Representative”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1. Definitions. The following terms, as used herein, have the following meanings:

“Accounts Receivable” has the meaning set forth in Section 3.11.

“Action” means any legal action, suit, investigation, hearing or proceeding, including any audit for taxes or otherwise.

“Additional Agreements” means each of the Conveyance Documents, Employment Agreements and Restrictive Covenants Agreements.

“Adjusted Tangible Assets” means all Tangible Assets plus any cash and cash equivalents, including any marketable securities (equal to the closing price on the third business day prior to the Closing Date) (except for common stock of Dynamic Marketing, Inc.), prepaid expenses, deposits, and accounts receivable (including credit card receivables but excluding any loans payable) and net of a reserve for doubtful accounts of 1%.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person. With respect to any natural person, the term Affiliate shall also include any member of said person’s immediate family, any family limited partnership for said person and any trust, voting or otherwise, of which said person is a trustee or of which said person or any of said person’s immediate family is a beneficiary. For avoidance of any doubt (i) with respect to all periods prior to the Closing, each Member and Skynet and Zylonet are Affiliates of Seller, and (ii) with respect to all periods subsequent to the Closing, Parent and Buyer are Affiliates of the Seller.

“Arbitrator” has the meaning set forth in Section 11.1.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Authority” shall mean any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, Federal, state, or local.

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by Seller or in which Seller’s assets, business, or transactions are otherwise reflected.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York are not open for business.

“Charter Documents” has the meaning set forth in Section 3.3.

“Closing Date” has the meaning set forth in Section 2.10.

“Closing” has the meaning set forth in Section 2.10.

“Closing Payment” has the meaning set forth in Section 2.5.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” has the meaning set forth in Section 2.1(c)

“Conveyance Documents” has the meaning set forth in Section 2.10(b).

“December Balance Sheet” has the meaning set forth in Section 3.10(a).

“Earnout Payment” has the meaning set forth in Section 2.6(c)

“Earnout Payment Period” has the meaning set forth in Section 2.1(c).

“EBITDA” means with respect to any Person earnings from the Business before interest income and expense, income Taxes (whether federal, state or local, and domestic or foreign), depreciation and amortization, and in each case shall be determined pursuant to GAAP on a consolidated basis (but after subtracting any minority interests) consistent with Parent’s accounting practices from the sale of advertising; provided, that in making such determinations advertising costs shall be expensed as incurred and neither the proceeds from nor any dividends or refunds with respect to, nor any increases in the cash surrender value of, any life insurance policy under which such person, or any subsidiary of either of them, is the named beneficiary or otherwise entitled to recovery, shall be included as income, and the premium expense related to any such life insurance policy shall not be treated as an expense; provided further that the amount of earnings for the relevant period shall only be from payments for advertising received by Seller (as to pre-Closing periods) and by Buyer (as to post-Closing periods), amounts paid for any services related to the foregoing, net of all factoring charges and commissions, rebates, discounts, refunds, credits, cancellations and similar items and shall not include: any amounts until the cash with respect thereto is received, or, in the case of checks or money orders, until such amounts have cleared (provided such cash is collected within, or within 30 days after the termination of, the applicable earnings period); amounts for any items sold at cost; reserves released by banks or credit card companies, commissions, fees or similar payments made by banks or credit card companies, whether for signing up customers or otherwise; cancellation fees; any sales until the expiration date for the return period has passed and no notice of return had been given (provided once such return period has passed without notice of return then the sale will be counted as of the date of the sale, rather than the date of the expiration of the return period); and sales Tax and any other pass through items and shall be after subtracting all costs and expenses paid or payable by Seller with respect to the transactions contemplated by this Agreement.

“Employment Agreements” has the meaning set forth in Section 8.2(i).

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Excluded Persons” has the meaning set forth in Section 6.5.

“Financial Statements” has the meaning set forth in Section 3.10.

“GAAP” means U.S. generally accepted accounting principles.

“Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under GAAP, and (g) all guarantees by such Person other than intercompany guarantees.

“Indemnification Notice” has the meaning set forth in Section 10.3.

“Indemnified parties” has the meaning set forth in Section 10.3.

“Indemnifying party” has the meaning set forth in Section 10.3.

“Initial Public Offering” means the registration of any class of Parent’s securities with the SEC under the Act or the Securities Exchange Act of 1934, as amended.

“Intellectual Property Right” means any trademark, service mark, registration thereof or application for registration therefor, trade name, license, invention, patent, patent application, trade secret, trade dress, know-how, copyright, copyrightable materials, copyright registration, application for copyright registration, software programs, data bases, the “Internet Media Group” and “Buyer’s Edge” names and all derivations thereof, u.r.l.s, and any other type of proprietary intellectual property right, and all embodiments and fixations thereof and related documentation, registrations and franchises and all additions, improvements and accessions thereto, in each case which is owned or licensed or filed by Seller or used or held for use in the Business, whether registered or unregistered or domestic or foreign.

“Interim Parent Balance Sheet” has the meaning set forth in Section 4.8.

“Interim Balance Sheet” has the meaning set forth in Section 3.10(a).

“January Balance Sheet” has the meaning set forth in Section 3.10(a).

“Labor Agreements” has the meaning set forth in Section 3.26(a).

“Law” means any domestic or foreign Federal, state, municipality or local law, statute, ordinance, code, rule or regulation or common law.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, including any agreement to give any of the foregoing and any conditional sale and including any voting agreement or proxy.

“Loss(es)” has the meaning set forth in Section 10.1.

“Material Adverse Change” means a material adverse change in the business, assets, condition (financial or otherwise), liabilities, and results of operations or prospects of the Business individually or as a whole; provided, however, without prejudicing whether any other matter qualifies as a Material Adverse Change, any matter involving a loss or payment in excess of $50,000 shall constitute a Material Adverse Change, per se.

“Material Adverse Effect” means a material adverse effect on the business, assets, condition (financial or otherwise), liabilities, results of operations or prospects of the Business individually or as a whole; provided, however, without prejudicing whether any other matter qualifies as a Material Adverse Effect, any matter involving a loss or payment in excess of $50,000 shall constitute a Material Adverse Effect, per se.

“Members” has the meaning set forth in the Preamble.

“Merger Agreement” means Agreement and Plans of Mergers, dated as of the date hereof, by and among, Parent, SN Acquisition Corp., ZS Acquisition Corp., Skynet, Zylonet, the Representative and the Shareholders thereto.

“Minimum Required EBITDA” means the cumulative EBITDA of Seller plus Skynet and Zylonet, taken as a whole, for the period of October 1, 2005 through the Closing Date.

“Net Revenues” means, in each case determined pursuant to GAAP on a consolidated basis consistent with Parent’s practice, revenues from the sale of advertising from the Business, specifically excluding any amounts attributable to interest income, income from Taxes, extraordinary or one-time gains and after the deduction of any factoring charges and commissions, rebates, discounts, refunds, credits, cancellations and similar items and shall not include: any amounts from either Surviving Corporation (as defined in the Merger Agreement) subsequent to any date that Parent directs Buyer not to do business with either of them; any amounts until the cash with respect thereto is received, or, in the case of checks or money orders, until such amounts have cleared (provided such cash is collected within or within 30 days after, the termination of, the applicable earnings period); amounts for any items sold at cost; reserves released by banks or credit card companies; commissions, fees or similar payments made by banks or credit card companies, whether for signing up customers or otherwise; cancellation fees; and sales Tax and any other pass through items; it being understood that no accounts receivable as of the Closing Date (including the payment thereof) are taken into account in calculating Net Revenue.

“Office Lease” has the meaning set forth in Section 2.1(a).

“Orders” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

“Outside Closing Date” means March 31, 2006.

“Parent Class C Common Stock” means the Class C Common Stock, $.0001 par value per share, of Parent.

“Parent Consents” means the consents, waivers and amendments to be obtained by Parent and its Affiliates with respect to the execution, delivery and performance by Parent and its Affiliates of this Agreement and all related matters between Parent and its Affiliates and the Members.

“Parent Financial Statements” has the meaning set forth in Section 4.8.

“Permits” has the meaning set forth in Section 3.20.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, Seller or an agency or instrumentality thereof.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Purchase Price” has the meaning set forth in Section 2.5.

“Purchaser Indemnitees” has the meaning set forth in Section 10.1.

“Publicly Traded” has the meaning set forth in Section 6.8(e).

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Receiving Persons” has the meaning set forth in Section 6.6(f)(ii).

“Repurchase Event” has the meaning set forth in Section 6.6(d).

“Restrictive Covenants” has the meaning set forth in Section 6.7.

“Restrictive Covenants Agreements” has the meaning set forth in Section 8.1(k).

“Rights Shares” has the meaning set forth in Section 6.6(f)(ii).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Consents” has the meaning set forth in Section 3.9.

“Seller Indemnitees” has the meaning set forth in Section 10.2.

“Shareholder” and “Shareholders” means each of the holders of shares of common stock of Skynet or Zylonet.

“Skynet” means Skynet Communications Corp., a New York corporation.

“Tangible Assets” has the meaning set forth in Section 2.1(c).

“Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, deficiency, or other assessment of any kind or nature imposed by any governmental authority (including without limitation any income (net or gross), alternative minimum, gross receipts, profits, sales, use, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, environmental or estimated tax), including any liability therefor as a transferee (including without limitation under Section 6901 of the Code or similar provision of applicable law), as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable law or as a result of any Tax sharing indemnification or similar agreement, together with any interest, penalty and additions to tax imposed with respect thereto.

“Tax Return” means any return, declaration, information return, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information filed or required to be filed with any governmental authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any law, rule or regulation relating to any Tax.

“Third Party Claim” has the meaning set forth in Section 10.3.

“UCC” shall mean the Uniform Commercial Code of the State of New York, or any corresponding or succeeding provisions of Laws of the State of New York, or any corresponding or succeeding provisions of Laws, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

“Units” means the issued and outstanding membership interests of Seller.

“Underlying Parent Stock” means the Common Stock, $.0001 par value per share, of Parent issued or issuable upon conversion of Parent Class C Common Stock.

“Website(s)” shall mean all of the internet domain names for Seller set forth on Schedule 3.7.

“Zylonet” means Zylonet Systems, Inc., a New Jersey corporation.

ARTICLE II

PURCHASE AND SALE

2.1. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing Buyer shall purchase from Seller and Seller shall (and the Members shall cause Seller to) sell, convey, transfer, assign and deliver to Buyer, free and clear of all Liens, all right, title and interest of Seller in, to and under all of the assets, properties and rights of Seller of every kind and description whatsoever, wherever located, real, personal or mixed, tangible or intangible, other than the Excluded Assets, including the following described assets, properties and rights of Seller as the same shall exist at the Closing (including all such assets, properties and rights acquired by Seller on or after the date hereof) (the “Purchased Assets”):

(a) the goodwill of the Business;

(b) the lease with respect to Seller’s office space at 481 Kings Highway, Brooklyn, New York 11223, described on Schedule 2.1(b) attached hereto, together with all fixtures and improvements erected on the premises leased thereby (the “Office Lease”);

(c) all tangible personal property and interests therein, including inventory machinery, computers and accessories, furniture, office equipment, communications equipment and other tangible property, including the items listed on Schedule 2.1(c) (collectively, the “Tangible Assets”);

(d) all raw materials, work-in-process, finished goods, supplies and other inventories of Seller;

(e) the contracts, agreements, leases (including equipment leases and capital leases), licenses, commitments, client contracts, sales and purchase orders and other instruments listed on Schedule 2.1(e), and similar instruments entered into by Seller in compliance with Section 5.1 after the signing hereof and prior to the Closing, and all rights and benefits thereunder, including all rights and benefits thereunder with respect to all cash and other property of third parties under Seller’s dominion or control (together with the Office Lease, collectively, the “Contracts”);

(f) all prepaid expenses and deposits pertaining to any of the Purchased Assets, including leases and rentals (including the deposit under the Office Lease);

(g) all of Seller’s rights, claims, credits, causes of action or rights of set-off against third parties relating to the Purchased Assets, including unliquidated rights under manufacturers’ and vendors’ warranties;

(h) all Intellectual Property Rights and other intangible property of Seller (and all goodwill associated therewith), including interests in client accounts and the items listed on Schedule 2.1(h);

(i) all cash, cash equivalents, deposits, securities, commodities, deposit accounts, checking accounts, brokerage accounts and all other accounts and all securities and investments, less any undistributed amounts under Section (2.2)(b) designated for accrued profits of Seller through September 30, 2006;

(j) all accounts, notes, and other receivables, whether or not accrued, and whether or not billed, of Seller, without any allowance for doubtful accounts, including the items set forth on Schedule 2.1(x);

(k) all transferable licenses, permits or other governmental authorizations of Seller, including the items listed on Schedule 3.13; and

(l) all Book and Records.

2.2. Excluded Assets. Buyer expressly understands and agrees that the following assets and properties of Seller (the “Excluded Assets”) shall be excluded from the Purchased Assets:

(a) all rights of Seller in and to this Agreement;

(b) any undistributed amounts of cash from accrued profits of Seller through September 30, 2005;

(c) the cash surrender value of all life insurance policies; and

(d) the Unit books and minute books of Seller, and all Books and Records relating to any Excluded Asset or Excluded Liability.

2.3. Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall assume the following liabilities and obligations of Seller (the “Assumed Liabilities”): (a) all liabilities reflected on the January Balance Sheet and existing on the Closing Date, other than Excluded Liabilities; (b) any payables of Seller for goods and services incurred subsequent to the date of the January Balance Sheet but prior to the Closing Date that are outstanding on the Closing Date incurred in the ordinary course of business and consistent in kind and amount with those payables set forth on the January Balance Sheet; (c) any indebtedness of Seller to Skynet or Zylonet; and (d) all liabilities and obligations of Seller arising from and after the Closing Date, under the Contracts other than (i) Contracts as to which (A) a Seller Consent was required but was not obtained, except if Seller notifies Buyer that Seller Consent has not been obtained and, notwithstanding such notification, Buyer desires to, and effectively does, assume the Contract, or (B) any party is in default (whether with or without the passage of time or the giving of notice or both) or breach as of the Closing Date (a “Defaulted Contract”), and (ii) liabilities or obligations attributable to (A) any failure by Seller to comply with the terms thereof prior to the Closing Date or (B) except as specifically provided in clauses (a) and (b) of this Section 2.3, materials, equipment or space purchased, leased or otherwise provided or services rendered prior to the Closing Date. If Seller notifies Buyer prior to the Closing that any Contract is a Defaulted Contract, then Buyer shall have the option whether or not to assume any liabilities associated with such Defaulted Contract.

2.4. Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming and shall not assume any other liability or obligation of Seller of whatever nature whether presently in existence or arising hereafter. All such other liabilities and obligations, including (a) all Indebtedness, except as set forth in Section 2.3(c), (b) any liability relating to any Action, against or affecting Seller, the Business or any Purchased Asset or Contract before any court or arbitrator or any governmental body or agency official, which Action arose out of any action or omission of Seller prior to the Closing Date, (c) any liability to Reserved, (d) any liability resulting from any tort or any violation of any Law (including violations of warranties, trademark infringement, for “spamming”, privacy violations or consumer complaints) or the breach of any contract; (e) any liability relating to any phantom equity or other employee benefit plan, (f) any liability of Seller for Taxes, whether or not payable, (g) any liability under the Contracts specified in clauses (i) and (ii) of Section 2.3, (h) any liability or obligation relating to any Excluded Asset, and (i) any indebtedness, liability or obligation of any kind of Seller to any of its Affiliates (except as set forth in Section 2.3(c)), shall in each and every case be retained by and remain obligations and liabilities of Seller (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”).

2.5. Purchase Price. The purchase price for the Purchased Assets shall be the sum of the Closing Payment plus the Earnout Payment, subject to adjustment as set forth in Sections 2.7 (collectively, the “Purchase Price”). The “Closing Payment” shall be an amount equal to Five Million Dollars ($5,000,000) in cash.

2.6. Payment of the Purchase Price. The Purchase Price shall be payable by Buyer as follows:

(a) The Closing Payment shall be payable by Buyer on the Closing Date in the form of $5,000,000 in cash.

(b) The Closing Payment shall be payable in United States Dollars and shall be delivered by Buyer on the Closing Date in the form of a wire transfer of immediately available funds to an account of Seller in New York City designated in writing by Seller at least three Business Days prior to the Closing Date.

(c) Subject to the remaining provisions of this Section 2.6, (I) an Earnout Payment of 857,412 shares of Parent Class C Common Stock (minus any amounts payable pursuant to clause (II) of this Section 2.6(c)) shall be payable to Seller, subject to Buyer achieving in any same consecutive twelve month period from and after Closing and terminating on and including October 31, 2007 (A) Net Revenues of at least $15,000,000 and (B) EBITDA of at least $1,000,000; and (II) an Earnout Payment of 428,706 shares of Parent Class C Common Stock shall be payable to Seller, subject to Buyer achieving in the 13-month period starting on the first day of the calendar month on or otherwise immediately after the Closing Date EBITDA of at least $500,000.

The payments described in this Section 2.6(c) are referred to herein as the “Earnout Payment”. The period from the Closing Date through October 31, 2007 is referred to as the “Earnout Payment Period.” The Earnout Payment shall be made no later than ten (10) Business Days after October 31, 2007.

(d) The stock portion of the Purchase Price shall be evidenced by a certificate registered in the name of the Seller and dated the issuance date. The Earnout Payment is made subject to confirmation based on Parent’s subsequent review of the financials for the applicable payment period.

(e) No Fractional Shares. No certificates or scrip representing fractional shares of Parent Class C Common Stock will be issued, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. Any fractional shares will be rounded to the nearest whole share.

(f) Parent Class C Common Stock Transfer Restrictions. Any Parent Class C Common Stock distributed as part of the Purchase Price shall be subject to the restrictions contained in Sections 3.30(v) and (w) and Section 6.6.

(g) (i) In the event that Parent waives its conditions to Closing set forth in Section 8.2(l) and (m) herein, then, notwithstanding such waiver, to the extent that as of the Closing the Seller, Skynet and Zylonet, taken as a whole, have Indebtedness (excluding Indebtedness of Seller to Skynet) or Seller’s, Skynet’s and Zylonet’s aggregate Adjusted Tangible Assets (excluding Excluded Assets), taken as a whole, do not exceed their aggregate liabilities (excluding Excluded Liabilities and Indebtedness of Seller to Skynet) by at least the Minimum Required EBITDA, Seller and the Members jointly and severally shall pay to Buyer within five (5) Business Days of the notification of the calculation an aggregate amount in cash equal to such Indebtedness or the shortfall against the Minimum Required EBITDA; provided, however, Buyer, may at its option, subject to Section 2.6(g)(ii), reduce the amount of the Purchase Price by the amount equal to such Indebtedness and/or such shortfall (such reduction to be applied first to the Closing Payment and then to the Earnout Payment); provided, further, any amounts paid by Skynet or Zylonet under Section 2.5(h) of the Merger Agreement therein shall not be deducted from the Purchase Price under this Section 2.6.

(ii) The initial determination of whether any payment or withholding is due under Section 2.6(g)(i) shall be made by Parent in good faith and, subject to Section 2.7, absent manifest error, shall be binding and conclusive on all parties hereto.

2.7. Procedure to Establish Net Revenues, EBITDA, Indebtedness, Adjusted Tangible Assets and Minimum Required EBITDA.

(a) Within 90 days after the end of the Earnout Payment Period, Parent will notify the Representative of the amount of Net Revenues and EBITDA for each consecutive twelve month period within such period, confirmed by the regular independent public accountants of Parent, as calculated in accordance with this Agreement. The Representative shall have the right, at its sole expense, to have the relevant portions of the books and records of Buyer for each consecutive twelve month period such fiscal period to be reviewed by one independent certified public accounting firm of its choosing to verify or dispute the Net Revenues and EBITDA amount set forth in the Parent notice. The Representative must dispute the Net Revenues and EBITDA calculation within fifteen (15) days of receiving such calculation from Parent. If such calculation is not disputed within such period, the Representative will be deemed to have accepted the calculation. If by the 120th day after the end of such fiscal period the accountants for Parent and for the Representative are unable to agree upon the Net Revenues and EBITDA calculations, the accountants for Parent and the Representative shall provide their calculations of Net Revenues and EBITDA to a third-party accountant mutually agreed upon by the accountants for Parent and the Representative who shall make a determination as to the amount of Net Revenues and EBITDA for each consecutive twelve month period such fiscal period, which determination shall be final and binding on all parties. The expenses for such accountant shall be paid for by the party whose calculation of Net Revenues and EBITDA was most different from the calculation of such third-party accountants, as determined by such third-party accountant in its reasonable discretion.

(b) With respect to Net Revenues and EBITDA, if the Earnout Payment is received by Sellers or the Members, but Parent’s accountants determine, based on a review of Buyer’s Books and Records, that Sellers or the Members were not entitled to have received such payment, Parent shall give notice to the Representative of such determination by Parent’s accountants, which will include the related calculations on which such determination was based and a demand for the return of the Earnout Payment. The Representative shall have the right, at its sole expense, to cause the relevant portions of the books and records of Buyer for such fiscal period to be reviewed by one independent certified public accounting firm of its choosing to verify or dispute whether or not Sellers or the Members were entitled to receive the Earnout Payment. The Representative must dispute the Net Revenues and EBITDA calculation within fifteen (15) Business Days of receiving such calculation from Parent. If such calculation is not disputed within such period, the Representative will be deemed to have accepted the calculation as of the end of such period. If by the 30th day after the Representative has received notice of the determination by Parent’s accountants, the accountants for Parent and for the Representative are unable to agree upon the correct calculation, the accountants for Parent and the Representative shall provide their calculation of Net Revenues and EBITDA to a third-party accountant mutually agreed upon by the accountants for Parent and the Representative, who shall make a determination as to the amount of Net Revenues and EBITDA, which determination shall be final and binding on all parties. The expenses for such accountant shall be paid for by the party whose calculation of Net Revenues and EBITDA was most different from the calculation of such third-party accountants, as determined by such third-party accountant in its reasonable discretion. Seller and the Members, jointly and severally shall repay and return the Earnout Payment to Parent in the form in which it was received within ten (10) Business Days of the date that the Representative accepted the calculation of the Buyer’s accountants or the date on which it has been finally determined that Seller and the Members were not entitled to the Earnout Payment. Each of the Seller and the Members and the Representative will be jointly and severally liable for any repayment to be made pursuant to this Section 2.7(b).

(c) Any adjustments to the Purchase price in connection with Section 2.3(g) shall adhere to the procedures set forth in Section 2.7(a) and (b) for the purposes of determining Indebtedness, Adjusted Tangible Assets and Minimum Required EBITDA. In accordance with Section 2.3(g), Parent will notify the Representative of the amount of Indebtedness and/or shortfall of Adjusted Tangible Assets by which the Purchase Price has been reduced, confirmed by the regular independent public accountants of Parent, as calculated in accordance with this Agreement. The Representative shall have the right, at its sole expense, to have the relevant portions of the books and records of Buyer for the relevant fiscal period to be reviewed by one independent certified public accounting firm of its choosing to verify or dispute the Indebtedness and/or Adjusted Tangible Assets and/or Minimum Required EBITDA amounts set forth in the Parent notice. The Representative must dispute the Indebtedness and/or Adjusted Tangible Assets and/or Minimum Required EBITDA calculation within fifteen (15) days of receiving such calculation from Parent. If such calculation is not disputed within such period, the Representative will be deemed to have accepted the calculation. If by the 90th day after Closing the accountants for Parent and for the Representative are unable to agree upon a Indebtedness and/or Adjusted Tangible Assets and/or Minimum Required EBITDA calculation, the accountants for Parent and the Representative shall provide their calculation of Indebtedness and/or Adjusted Tangible Assets and/or Minimum Required EBITDA to a third-party accountant mutually agreed upon by the accountants for Parent and the Representative who shall make a determination as to the amount of Indebtedness and/or Adjusted Tangible Assets and/or Minimum Required EBITDA, which determination shall be final and binding on all parties. The expenses for such accountant shall be paid for by the party whose calculation of Indebtedness and/or Adjusted Tangible Assets and/or Minimum Required EBITDA was most different from the calculation of such third-party accountants, as determined by such third-party accountant in its reasonable discretion. To the extent the downward adjustment of Purchase Price, due to such Indebtedness and/or the shortfall against the Minimum Required EBITDA, has been deemed to exceed the determination of the accountant as set forth in this Section 2.6(c), Parent shall pay to Members an amount equal to such excess by wire transfer of immediately available funds as soon as commercially practicable and the Purchase Price shall be adjusted accordingly to reflect such determination of the accountant. In connection with the calculations set forth in this Section 2.6, the Shareholders shall make available, or shall cause Skynet and Zylonet to make available, the Books and Records (as such term applies to Skynet and Zylonet) of Skynet and Zylonet for the purposes of calculating Indebtedness, Adjusted Tangible Assets and/or Minimum Required EBITDA.

2.8. Right of Endorsement. From and after the Closing Date, Buyer shall have the absolute and unconditional right and authority to endorse, without recourse, the name of Seller on any check or other form of payment received by Buyer on account of any of the Purchased Assets. In connection therewith, Seller shall deliver to Buyer at the Closing copies of the resolutions duly adopted by its Board of Managers certified by Seller’s Secretary, and a letter of instruction executed by Seller’s President and the Secretary, sufficient to permit Buyer to deposit such payments, so endorsed, in bank accounts in the name of Buyer.

2.9. Allocation of Purchase Price.

(a) After a thorough analysis of the transaction and arms’ length negotiations between the parties, Buyer and Seller agree that the Purchase Price and the Assumed Liabilities (to the extent not required to be treated as interest under Section 1274 of the Code) shall be allocated among the Purchased Assets in accordance with their fair market value, with the fair market value of those Purchased Assets, if any, that fall within Classes I, II and III of Tax Form 8594 being their book value on the Closing Date as set forth on Seller’s Books and Records and otherwise in accordance with the determination of book value as set forth in Section 2.9 hereof and the remainder allocated to Classes IV and V of said form. Buyer and Seller shall be bound by such allocation for Tax purposes shall prepare and file all Tax Returns, including Forms 8594, in a manner consistent with such allocation, and shall not take any position inconsistent with such allocation in any Tax Return, proceeding before any Tax authority or otherwise, unless required to do so pursuant to a “determination” (as defined in Section 1313(a) of the Code).

(b) Buyer and Seller shall duly and timely file their respective Forms 8594 with respect to the Closing Payment and Assumed Liabilities (as adjusted pursuant to Section 2.9), with respect to each Earnout Payment, and any adjustment thereto and with respect to each payment pursuant to Article X hereof, in accordance with Section 2.9(a). Each party shall furnish a copy of its Form 8594 to the other party promptly after filing.

(c) In the event any allocation is questioned, audited or disputed by any Tax authority, the party receiving notice thereof shall promptly notify and consult with the other party concerning the strategy for the resolution thereof, and shall keep the other party apprised of the status of such question, audit or dispute and the resolution thereof.

2.10. Closing. Subject to the satisfaction or waiver of the conditions set forth in Article IX, the closing (the “Closing”) of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Parent in New Jersey, on March 16, 2006 at 10:00 a.m., or at such other date, time or place as Buyer and Seller may agree (the date and time at which the Closing is actually held being the “Closing Date”). In addition to those obligations set forth in Article VIII, at the Closing,

(a) Buyer shall deliver the Closing Payment in accordance with Section 2.6(a); and

(b) Seller and Buyer shall enter into an Assignment and Assumption Agreement in the form of Exhibit A hereto, and Seller shall deliver to Buyer such other bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment (collectively, with the Assignment and Assumption Agreement, the “Conveyance Documents”) as Buyer and its counsel shall deem reasonably necessary or appropriate to vest in Buyer all right, title and interest in, to and under the Purchased Assets; and all original documents that represent Purchased Assets, including original Contracts and Permits.

(c) For financial reporting purposes only, upon the Closing this Agreement and the purchase and sale of the Purchased Assets contemplated hereunder shall be deemed to have closed immediately prior to the commencement of business on March 1, 2006.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
SELLER AND THE MEMBERS

Seller and the Members, jointly and severally, hereby represent and warrant to Parent and Buyer that:

3.1. Corporate Existence and Power. Seller is a limited liability company duly formed, validly existing and in good standing under and by virtue of the Laws of the State of New York, and has all power and authority, corporate and otherwise, and all governmental licenses, franchises, permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted. Seller is not qualified to do business as a foreign corporation in any jurisdiction, and there is no jurisdiction in which the character of the property owned or leased by Seller or the nature of its activities make qualification of Seller in any such jurisdiction necessary. The only office, warehouse or business location of Seller is located at 481 Kings Highway, Brooklyn, New York 11223; (the “Office”). Seller has not taken any action, adopted any plan, or made any agreement in respect of any merger, consolidation, sale of all or substantially all of its respective assets, reorganization, recapitalization, dissolution or liquidation.

3.2. Corporate Authorization.

(a) The execution, delivery and performance by Seller of this Agreement and each of the other Additional Agreements to which Seller is named as a party and the consummation by Seller of the transactions contemplated hereby and thereby are within the corporate powers of Seller and have been duly authorized by all necessary action on the part of Seller, including, without limitation, the unanimous approval of the Members. This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements will constitute, a valid and legally binding agreement of Seller, enforceable against Seller in accordance with their respective terms.

(b) Each Member has full legal capacity, power and authority to execute and deliver this Agreement and the Additional Agreements to which such Member is named as a party, to perform such Member’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and the Additional Agreements to which each Member is named as a party have been, or at Closing will be, duly executed and delivered by each Member and are, or upon their execution and delivery will be, valid and legally binding obligations of each Member, enforceable against each Member in accordance with their respective terms.

3.3. Charter Documents; Legality. Seller has previously delivered to Parent true and complete copies of its Certificate of Formation and operating agreement, minute books and stock books (the “Charter Documents”), as in effect or constituted on the date hereof. The execution, delivery, and performance by Seller and each Member of this Agreement and any Additional Agreement to which Seller or such Member is to be a party has not violated and will not violate, and the consummation by Seller or the Members of the transactions contemplated hereby or thereby will not violate, any of the Charter Documents or any Law.

3.4. Capitalization and Ownership of Seller. Schedule 3.4 sets forth, with respect to Seller, (i) Seller’s authorized capital, (ii) the number of Seller’s Units that are outstanding, (iii) each Member owning such Seller’s Units and the number of shares of such Units owned by such Member, and (iv) each security convertible into or exercisable or exchangeable for Seller’s Units, the number of Units such security is convertible into, the exercise or conversion price of such security and the holder of such security. No person other than the Members owns any securities of Seller. None of Seller’s Charter Documents authorizes a class of preferred stock having preference over any other class of stock. Each Member owns the Units set forth in Schedule 3.4, free and clear of any Lien. There is no Contract that requires or under any circumstance would require (a) Seller to issue, or grant any right to acquire, any Units of Seller, or any security or instrument exercisable or exchangeable for or convertible into, the capital stock or membership interest of any Company or to merge, consolidate, dissolve, liquidate, restructure, or recapitalize Seller or (b) any holder of the Units of Seller to transfer or grant any rights with respect to any capital stock of Seller. The issuance of all the outstanding membership interests of Seller has been duly authorized, and all such membership interests are validly issued, fully paid and nonassessable.

3.5. Subsidiaries. Seller does not own, and since its formation has not owned, directly or indirectly, securities or other ownership interests in any other entity. Seller is not a party to any agreement relating to the formation of any joint venture, association or other entity.

3.6. Affiliates. Other than the Members, the Seller is not controlled by any Person and Seller is not in control of any other Person. Except as set forth in Schedule 3.6, none of the Members (x) engages in any business, except through Seller or Zylonet or Skynet, or is an employee of or provides any service for compensation to, any other business concern or (y) owns any equity security of any business concern, except for publicly traded securities. Schedule 3.6 lists each Contract, arrangement, or understanding to which Seller and any Member or any Affiliate of any Member is a party. Except as disclosed in Schedule 3.6, none of the Members or any Affiliate of any Member (i) own, directly or indirectly, in whole or in part, any tangible or intangible property (including Intellectual Property Rights) that Seller uses or the use of which is necessary for the conduct of Seller’s business, or (ii) have engaged in any transaction with Seller.

3.7. Assumed Names. Schedule 3.7 is a complete and correct list of all assumed or “doing business as” names currently or formerly used by Seller, including names on any Websites. Seller has not used any name other than the names listed on Schedule 3.7 to conduct its business. Seller has filed appropriate “doing business as” certificates in all applicable jurisdictions.

3.8. Governmental Authorization. None of the execution, delivery or performance by Seller or any Member of this Agreement or any Additional Agreement requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority.

3.9. Consents. The Contracts listed on Schedule 3.9 are the only agreements, commitments, arrangements, contracts or other instruments binding upon Seller or any of its properties or any Member requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the Merger Agreement or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Seller Consent”).

3.10. Financial Statements.

(a) Attached hereto as Schedule 3.10 are unaudited balance sheets of Seller as of September 30, 2005, December 31, 2005 and January 31, 2006, and statements of operations and retained earnings and cash flow (only for December 31, 2005) of Seller for the nine months ended September 30, 2005 and the years ended December 31, 2005, (collectively, the “Financial Statements”). The balance sheet contained in the Financial Statements as of September 30, 2005 is referred to herein as the “Interim Balance Sheet”. The balance sheet contained in the Financial Statements as of December 31, 2005 is referred to herein as the “December Balance Sheet”. The balance sheet contained in the Financial Statements as of January 31, 2006 is referred to herein as the “January Balance Sheet”. The Financial Statements (i) were prepared from the Books and Records; (ii) were prepared in accordance with GAAP consistently applied, subject in the case of the September 30, 2005 financial statements to normal year end adjustments; (iii) fairly and accurately present Seller’s financial condition and the results of its operations as of their respective dates and for the periods then ended; (iv) contain and reflect all necessary adjustments and accruals for a fair presentation of Seller’s financial condition as of their dates; and (v) contain and reflect adequate provisions for all reasonably anticipated liabilities for all material income, property, sales, payroll or other Taxes applicable to Seller with respect to the periods then ended. Seller has heretofore delivered to Parent complete and accurate copies of all “management letters” received by it from Seller’s accountants and all responses during the last three years by lawyers engaged by Seller to inquiries from Seller’s accountant or any predecessor accountants.

(b) Schedule 3.10(b) sets forth for Seller, the first nine months of 2005 and for calendar years 2005 and 2004 (the amount of advertising revenues from the Websites (on a per Website basis).

(c) Except as specifically disclosed, reflected or fully reserved against on the Interim Balance Sheet and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since the date of the Interim Balance Sheet, there are no liabilities, debts or obligations of any nature (whether accrued, absolute, contingent, liquidated or unliquidated, unasserted or otherwise) relating to Seller. All debts and liabilities, fixed or contingent, which should be included under GAAP on an accrual basis on the Interim Balance Sheets are included therein.

(d) The Interim Balance Sheet accurately reflects the outstanding Indebtedness of Seller as of the date thereof. Except as set forth on Schedule 3.10, Seller does not have any Indebtedness.

(e) All accounts, books and ledgers of Seller have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. Seller has none of its records, systems controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any mechanical, electronic or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) is not under the exclusive ownership (excluding licensed software programs) and direct control of Seller or Skynet or Zylonet and which is not located at the Office.

(f) Attached hereto as Schedule 3.10(f) is a true, correct and complete schedule setting forth the amounts paid by Seller for direct-response advertising for each of the periods covered by the Financial Statements.

(g) All financial projections delivered by or on behalf of Seller or the Members to Parent were prepared in good faith using assumptions that Seller or the Members believe to be reasonable and neither Seller nor any Member is aware of the existence of any fact or occurrence of any circumstance that is reasonably likely to have an adverse impact on said projections.

3.11. Accounts Receivable. Schedule 3.11 sets forth as of a date within three (3) days of the date hereof all accounts, notes and other receivables, whether or not accrued, and whether or not billed, of Seller, in accordance with GAAP (“Accounts Receivable”). Except as set forth in Schedule 3.11, all Accounts Receivable represent bona fide sales of advertising by Seller in the ordinary course of its business through means of the Website and are fully collectible, net of any reserves shown on the Interim Balance Sheet. At the Closing, Seller shall provide Parent with an updated Schedule 3.11 as of a date within five days of the Closing.

3.12. Books and Records.

(a) The Books and Records accurately and fairly, in reasonable detail, reflect Seller’s transactions and dispositions of assets. Seller maintains a system of internal accounting controls sufficient to provide reasonable assurance that:

(i) transactions are executed in accordance with management’s authorization;

(ii) access to assets is permitted only in accordance with management’s authorization; and

(iii) recorded assets are compared with existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

(b) Seller has heretofore made all of its Books and Records available to Parent for its inspection and has heretofore delivered to Parent complete and accurate copies of documents referred to in the Schedules or Parent otherwise has requested. All Contracts, documents, and other papers or copies thereof delivered to Parent by or on behalf of Seller in connection with this Agreement and the transactions contemplated herein are accurate, complete, and authentic.

(c) Schedule 3.12 is a complete and correct list of all savings, checking, brokerage or other accounts pursuant to which Seller has cash or securities on deposit and such list indicates the signatories on each account.

3.13. Absence of Certain Changes.

(a) Except as set forth in Schedule 3.13, since September 30, 2005, Seller has conducted its business in the ordinary course consistent with past practices, and there has not been:

(i) any Material Adverse Change or any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result individually or in the aggregate in a Material Adverse Change or on Seller’s ability to consummate the transactions contemplated herein or upon the value to Parent or Buyer of the transactions contemplated hereby;

(ii) any transaction, contract, agreement or other instrument entered into, or commitment made, by Seller relating to the Business or any relinquishment by Seller of any Contract or other right, in either case other than transactions and commitments in the ordinary course of business consistent in all respects, including kind and amount, with past practices and those contemplated by this Agreement;

(iii) any bonus, salary or other compensation paid or agreed to be paid to any employee except in accordance with Schedule 3.13;

(b) Except as set forth in Schedule 3.13, since September 30, 2005, through and including the date hereof, Seller has not taken any action nor has had any event occur which would have violated any covenant of Seller set forth in Article V hereof if such action had been taken or such event had occurred between the date hereof and the Closing Date.

3.14. Real Property.

(a) Seller does not own any Real Property. Seller has delivered to Parent true, correct, and complete copies of each lease for Real Property to which Seller is a party, and all amendments thereto. Each such lease, together with all amendments, is listed in Schedule 3.14 and is valid and enforceable by Seller with respect to the other party thereto. Seller has not breached or violated and is not in default under any lease or any local zoning ordinance, and no notice from any Person has been received by Seller or served upon Seller or any Member claiming any violation of any lease or any local zoning ordinance.

(b) Seller has not experienced any material interruption in the delivery of adequate quantities of any utilities (including, without limitation, electricity, natural gas, potable water, water for cooling or similar purposes and fuel oil) or other public services (including, without limitation, sanitary and industrial sewer service) required by Seller in the operation of the Business.

3.15. Tangible Personal Property.

(a) Each piece of Tangible Assets has no defects, is in good operating condition and repair and functions in accordance with its intended use (ordinary wear and tear excepted), has been properly maintained, and is suitable for its present uses. Schedule 2.1(c) sets forth a complete and correct list of the Tangible Assets owned by Seller, setting forth a description of such property and its location, as of a date within five days of the date of this Agreement.

(b) Seller has, and upon consummation of the transactions contemplated hereby Buyer will have, good, valid and marketable title in and to, each piece of Tangible Assets listed on Schedule 3.15 hereto, free and clear of all Liens, except as set forth on Schedule 3.15(b).

(c) Except as indicated on Schedule 3.15, all Tangible Assets are located at the offices, retail property or warehouses located at 481 Kings Highway, Brooklyn, New York.

3.16. Intellectual Property.

(a) Schedule 2.1(h) sets forth a true and complete list of all Intellectual Property Rights, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed; and (iv) all licenses, sublicenses and other agreements pursuant to which any Person (including the Companies) is authorized to use such Intellectual Property Right.

(b) Except as set forth on Schedule 3.16, within the past three (3) years (or prior thereto if the same is still pending or subject to appeal or reinstatement) and other than as evidenced in Schedule 3.16 with respect to threatened matters, Seller has not been sued or charged in writing with or been a defendant in any claim, suit, action or proceeding that involves a claim of infringement of any Intellectual Property Rights, and Seller does not have any knowledge of any other claim of infringement by Seller , and no knowledge of any continuing infringement by any other Person of any Intellectual Property Rights.

(c) The current use by Seller of the Intellectual Property Rights does not infringe, and the use by Buyer, Parent or any of its Affiliates of the Intellectual Property Rights after the Closing will not infringe, upon the rights of any other Person.

(d) Except as set forth on Schedule 3.16, all employees, agents, consultants or contractors (including any Members) who have contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material on behalf of Seller or any predecessor in interest thereto either: (i) is a party to a “work-for-hire” agreement under which Seller is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of Seller (or such predecessor in interest, as applicable) all right, title and interest in such material. All of Seller’s Intellectual Property Rights are created on a “work-for-hire” basis and owned by Seller.

3.17. Inventory.

(a) Seller has no inventory.

3.18. Advertisers and Business Relationships.

(a) Schedule 3.18(a) is an accurate and complete and current list of each of Seller’s 20 largest advertisers (in terms of revenues) and suppliers for each year, setting forth the amount of business done with each during such year, since January 1, 2000 or Seller’s formation, if later. Except as disclosed in Schedule 3.18(a), no single supplier or advertiser is material to Seller and none are Affiliates of Seller. The relationships of Seller with its customers, advertiser, distributors, sales representatives, and suppliers are good commercial working relationships; no advertiser listed on Schedule 3.18(a) has terminated, changed, or threatened to terminate, the amount, rate, or nature of the business it conducts with, or the services or supplies provided to, Seller or prices at which such business is conducted; and to the knowledge of Seller and each Member, the execution, delivery, or performance of this Agreement, or the consummation of the transactions contemplated hereby will not affect adversely to the Parent or Buyer or the amount, rate, or nature of the business conducted with any Person listed on Schedule 3.18(a) or the Parent’s or Buyer’s relationship with any such Person.

(b) Seller is unaware of any impending changes in the rates at which materials or services are charged to it by any Person identified on Schedule 3.18(a). Schedule 3.18(b) sets forth a complete and correct description of Seller’s refund and credit policies with each of its respective ten largest advertisers, as set forth in Section 3.18(a)(i).

(c) Except as listed on Schedule 3.18(c), Seller does not outsource any of its respective operations.

(d) Schedule 3.18(d) is an accurate and complete and current list of Seller’s ten largest customers (in terms of dollar amounts of sale) for each year since its formation and up and through December 31, 2005, setting forth the amount of business done with Seller during such year.

3.19. Litigation. There is no Action (or any basis therefor) pending against, or to the best knowledge of Seller or the Members, threatened against or affecting, Seller, any of its officers or directors, any Member, the business of Seller, or any Contract before any court or arbitrator or any governmental body, agency or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby. There are no outstanding judgments against Seller or any Member. Seller is not now, nor have it been in the past five years, subject to any proceeding with the Federal Trade Commission or the Equal Employment Opportunity Commission or any comparable body of any state or political subdivision.

3.20. Contracts.

(a) Each Contract to which Seller is a party is a valid and binding agreement, and is in full force and effect, and Seller nor, to the best knowledge of Seller or the Members, any other party thereto is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Contract. Seller has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Contracts, or granted any power of attorney with respect thereto. Seller has given a true and correct fully executed copy of each material Contract to Parent.

(b) Schedule 2.1(e) lists each material Contract (other than the Charter Documents) of Seller, including, but not limited to:

(i) any Contract pursuant to which Seller is required to pay, has paid or is entitled to receive or has received an amount in excess of $10,000 during the current fiscal year or any one of the two preceding fiscal years (other than purchase orders for Inventory entered into in the ordinary course of business (excluding however any such purchase orders which are open for purchases in excess of $50,000);

(ii) all employment contracts and sales representatives contracts;

(iii) all material sales, agency, factoring, commission and distribution contracts to which Seller is a party;

(iv) all joint venture, strategic alliance, limited liability company and partnership agreements to which Seller is a party;

(v) all significant documents relating to any acquisitions or dispositions of assets by Seller (other than of dispositions of Inventory in the ordinary course of business);

(vi) all material licensing agreements, including agreements licensing Intellectual Property Rights, other than “shrink wrap” licenses;

(vii) all secrecy, confidentiality and nondisclosure agreements restricting the conduct of Seller;

(viii) all Contracts relating to patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other Intellectual Property Rights of Seller;

(ix) all guarantees, with the terms and conditions and privacy policies and other provisions of the Websites indemnification arrangements and other hold harmless arrangements made or provided by Seller;

(x) all website hosting contracts or agreements;

(xi) all Contracts or agreements with or pertaining to Seller to which any Member or any Affiliate of any Member is a party;

(xii) all agreements relating to real property, including any real property lease, sublease, or space sharing, license or occupancy agreement, whether Seller is granted or granting rights thereunder to occupy or use any premises;

(xiii) all material agreements relating to Tangible Assets; and

(xiv) all agreements relating to outstanding Indebtedness.

(c) Seller is not subject to any Contract which prohibits, limits or restricts any use by it of any information regarding its customers, including limiting the solicitation of or other communication by it with its customers or providing any information regarding its customers to any third party. Seller has acted in compliance in all material respects with all terms and conditions and privacy policies published on each Website (collectively, “Website Rules”), including with respect to its use of information regarding customers. Except as set forth in Schedule 3.20(c), the disclosure to Buyer and Parent, and the use by them, of customer identities and information regarding them and communications with them by Buyer and Parent, including offers to download Parent toolbars, will not violate any Contract or any Website Rules.

(d) Seller is in compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

3.21. Licenses and Permits. Schedule 3.21 is a complete and correct list of each material license, franchise, permit, order or approval or other similar authorization affecting, or relating in any way to, the Business, together with the name of the government agency or entity issuing the same (the “Permits”). Such Permits are valid and in full force and effect and, assuming the related Seller Consents, if any, have been obtained prior to the Closing Date, are transferable by Seller, and none of the Permits will, assuming the related Seller Consents have been obtained or waived prior to the Closing Date, be terminated or impaired or become terminable as a result of the transactions contemplated hereby. Seller has all Permits necessary to operate the Business.

3.22. Compliance with Laws. Seller is not in violation of, has not violated, and to the best knowledge of Seller and the Members , are not under investigation with respect to nor have been threatened to be charged with or given notice of, any violation or alleged violation of, any Law or Order, nor is there any basis for any such charge.

3.23. Pre-payments. Seller has not received any payments with respect to any services to be rendered or goods to be provided after the Closing.

3.24. Employees. Schedule 3.24 sets forth a true and complete list of the names, titles, annual salaries or wage rates and other compensation, vacation and fringe benefits, claims under benefit plans, resident alien status (if applicable), residence addresses, social security numbers, relationship to any Member and office location of all employees of Seller, indicating part-time and full-time employment and all changes in salaries and wage rates per employee since January 1, 2004. Neither Seller nor the Members has promised any employee, consultant or agent of Seller that he or she will be employed by or receive any particular benefits from the Parent or Buyer on or after the Closing. Schedule 3.24 sets forth a true and complete list of the names, addresses and titles of the directors and officers of Seller.

3.25. Compliance with Labor Laws and Agreements. Seller has complied in all material respects with all applicable Laws and Orders relating to employment or labor. To Seller’s knowledge, no such Law or Order requires Parent or Buyer to give any notice, make any filing, receive any approval, or take any other action to, with, or from or with respect to any Authority in connection with the transactions contemplated hereby. There is no legal prohibition with respect to the permanent residence of any employee of Seller in the United States or his or her permanent employment by Seller or Parent or Buyer. No present or former employee, officer or director of Seller has, or will have at the Closing Date, any claim against Buyer for any matter including, without limitation, for wages, salary, vacation, severance, or sick pay except for the same incurred in the ordinary course of business for the last payroll period prior to the Closing Date. There is no:

(a) unfair labor practice complaint against Seller pending before the National Labor Relations Board or any state or local agency;

(b) pending labor strike or other material labor trouble affecting Seller;

(c) material labor grievance pending against Seller;

(d) pending representation question respecting the employees of Seller; or

(e) pending arbitration proceeding arising out of or under any collective bargaining agreement to which Seller is a party.

In addition, to Seller and each Member’s knowledge: (i) none of the matters specified in clauses (a) through (e) above is threatened against Seller; (ii) no union organizing activities have taken place with respect to Seller; (iii) no basis exists for which a claim may be made under any collective bargaining agreement to which Seller is a party; and (iv) each of the Members is in good health.

3.26. Pension and Benefit Plans. All accrued obligations of Seller applicable to its employees, whether arising by operation of Law, by contract, by past custom or otherwise, for payments by Seller to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the Financial Statements. All reasonably anticipated obligations of Seller with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by Seller prior to the Closing Date.

3.27. Employment Matters. Schedule 3.27 sets forth a true and complete list of every employment agreement, commission agreement, employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom equity, option, equity purchase, equity appreciation right or severance plan of Seller now in effect or under which Seller has or might have any obligation, or any understanding between Seller and any employee concerning the terms of such employee’s employment that does not apply to such Company’s employees generally (collectively, “Labor Agreements”). Seller does not have any employee benefit plans within the meaning of Section 3(3) of ERISA. Seller has delivered to Parent true and complete copies of each such Labor Agreement and, where applicable, the most recent Form 5500 filed for the plan.

3.28. Tax Matters. Within the times and in the manner prescribed by Law, Seller has filed all required Tax Returns, which accurately and completely reflected Seller’s Tax liability for the respective periods covered thereby, has paid or provided for all Taxes shown thereon to be due and owing by it and has paid or provided for all deficiencies or other assessments of Taxes, interest or penalties owed by it; no Tax Authority has asserted any claim for the assessment of any additional Taxes of any nature with respect to any periods covered by any such Tax Returns; and, all Taxes required to be withheld or collected by Seller have been duly withheld or collected and, to the extent required, have been properly reported and paid to the proper taxing Authority or properly segregated or deposited as required by Law. Each Tax Return filed by Seller fully and accurately reflects its liability for Taxes for such year or period and accurately sets forth all items (to the extent required to be included or reflected in such returns) relevant to its future liabilities for Taxes, including the Tax basis of its properties and assets. No audit of any Tax Return of Seller is in progress or, to the knowledge of Seller or any Member, threatened. Seller has not waived or extended any applicable statute of limitations relating to the assessment or collection of any Taxes. No issue has been raised with Seller by any Tax Authority that is currently pending in connection with any Tax Return. No material issue has been raised in any examination by any Tax Authority with respect to Seller which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined. There are no unresolved issues or unpaid deficiencies relating to any such examination. Seller has delivered to Parent true and correct copies of all of Seller’s federal, state and local income Tax Returns for all periods from and after January 1, 2001.

3.29. Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller, any Member or any of their respective Affiliates who might be entitled to any fee or commission from either Buyer, Parent or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

3.30. Investment Representations.

(a) Seller and each Member recognize that an investment in Parent involves a high degree of risk for many reasons, including, without limitation, that (i) an investment in the Parent Class C Common Stock is highly speculative and only investors who can afford the loss of their entire investment should consider purchasing the Parent Class C Common Stock; (ii) there may be no public market for the Underlying Parent Stock and an investor may not be able to liquidate its investment for the foreseeable future; (iii) Parent is an early stage company with limited operating history upon which to base its likelihood for success; (iv) transferability of the Parent Class C Common Stock is extremely limited; and (v) the Company’s business plan involves conducting business in the Peoples Republic of China, which involves substantial risks. Seller and each Member acknowledge that Parent makes no representation that the effective price per share being paid by each Member pursuant to this Agreement represents the fair market value for the Shares.

(b) Each Member is an “accredited investor” as such term is defined in Rule 501 of Regulation D (“Reg. D”) promulgated under the Act by virtue of the fact that each Member is a natural person whose individual net worth or joint net worth with that person’s spouse exceeds $1,000,000; and or is a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse is in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income in the current year. Seller is an “accredited investor” as such term is defined in Rule 501 of Regulation D (“Reg. D”) promulgated under the United States Securities Act of 1933, as amended (the “Act”) by virtue of the fact that it is a corporation not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000, or a corporation in which all of the equity investors are accredited investors. Seller and each Member acknowledge that Parent has the right to require evidence of Seller's and Member’s status as an accredited investor, if necessary.

(c) Seller and each Member acknowledge that it has prior investment experience, including investments in non-listed and non-registered securities, or has employed the services of an investment advisory, attorney or accountant to evaluate the merits and risks of such an investment on its behalf, and Seller and each Member represent that it or he, as the case may be, understand the highly speculative nature of an investment in Parent Class C Common Stock which may result in the loss of the total amount of such investment.

(d) Seller and each Member has adequate means of providing for Seller or such Member’s current needs and possible personal contingencies, and Seller and each Member has no need, and anticipates no need in the foreseeable future, for liquidity in such Seller and Member’s investment in the Parent Class C Common Stock. Seller and each Member is able to bear the economic risks of this investment and, consequently, without limiting the generality of the foregoing, Seller and each Member is able to hold the Parent Class C Common Stock for an indefinite period of time and has a sufficient net worth to sustain a loss of the entire investment in the event such loss should occur.

(e) No Member has made an overall commitment to investments which are not readily marketable that are disproportionate to such Member’s net worth, and such Member’s investment in the Parent Class C Common Stock will not cause such overall commitment to become excessive.

(f) Except as otherwise set forth in Article IV, Parent has not and is not making any representations or warranties to Seller or the Members or providing any advice or information to Seller or the Members at all. Seller and each Member acknowledge that it has retained its own professional advisors to evaluate the tax and other consequences of an investment in the Parent Class C Common Stock and Underlying Parent Stock.

(g) Seller and each Member acknowledge that this offering of Parent Class C Common Stock has not been reviewed by the SEC because this is intended to be a non-public offering pursuant to Section 4(2) of the Act and Rule 506 under Regulation D of the Act. Each Member acknowledges that it is not acquiring the Parent Class C Common Stock as a result of any general solicitation or advertising. The Parent Class C Common Stock and Underlying Parent Stock will be received by Seller and each Member for such Member’s own account, for investment and not for distribution or resale to others.

(h) Seller and each Member understand that there is no market for the Parent Class C Common Stock. Seller and each Member understand that even if a public market ultimately develops in the United States for the Underlying Parent Stock, Rule 144 (the “Rule”) promulgated under the Act requires, among other conditions, a one year holding period prior to the resale (in limited amounts) of securities acquired in a non public offering without having to satisfy the registration requirements under the Act. Seller and each Member understand that Parent makes no representation or warranty regarding its fulfillment in the future of any reporting requirements under the Securities Exchange Act of 1934, as amended, or its dissemination to the public of any current financial or other information concerning Parent, as is required by the Rule as one of the conditions of its availability.

(i) Seller and each Member understand that Parent may need to raise capital in the near term through private financings in order to develop its business as proposed, which may include the sale of equity securities. The issuance of these equity securities could result in dilution to Seller and each Member. Seller and each Member understand that if Parent is unable to raise capital when needed, Parent may not be able to develop its business as planned and its inability to raise capital in the future could adversely affect its ability to operate.

(j) Seller and each Member understand that Armand Rousso is the co-founder and a consultant providing key services to Parent and that Parent’s success is highly dependent upon retaining his services, as well as it being able to recruit and retain the services of qualified executive officers and management to manage its day-to-day business operations and to establish and maintain relationships with any future customers. Seller and each Member understands that Parent’s success will also depend upon its ability to recruit and retain qualified technical personnel experienced in, among other things, website hosting and related services and network security. Competition is strong for the types of personnel Parent requires to operate its business as proposed Seller and each Member understand that there are no assurances that Parent will be able to hire, motivate and retain such persons.

(k) Seller and each Member recognize that Parent will have to continue to develop proprietary information and other intellectual property in order to develop and operate its business and there are no assurances that such intellectual property will be developed in a timely manner, if at all. Parent may be unable to adequately protect its proprietary rights and other intellectual property and unauthorized parties may misappropriate or infringe on the trade secrets, copyrights, trademarks, service marks and similar proprietary rights of Parent. Parent may have to resort to litigation to protect its intellectual property rights, to protect trade secrets or to determine the validity and scope of the proprietary rights of others. Any litigation, regardless of its success, would be costly and require significant time and attention of management and technical personnel. Seller and each Member recognize that any such litigation could force Parent to: refrain from selling, incorporating or using products that incorporate any challenged intellectual property; pay damages; enter into licensing or royalty agreements that may contain undesirable terms; or redesign products or services that eliminate infringing or potentially infringing technology.

(l) Seller and each Member recognize that Parent may also be the subject of litigation brought by third parties claiming that Parent is violating their intellectual property. These third parties may litigate to protect their intellectual property rights, to protect trade secrets or to determine the validity and scope of their proprietary rights. Defending against such litigation, regardless of its success, would be costly and require significant time and attention of management and technical personnel and could force Parent to: refrain from selling, incorporating or using products that incorporate any challenged intellectual property; pay damages; enter into licensing or royalty agreements that may contain undesirable terms; or redesign products or services that eliminate infringing or potentially infringing technology.

(m) Seller and each Member understand and acknowledge that the Parent’s business will also depend upon its ability to protect its computer and software systems and data centers against damage from fire, power loss, hacker attacks, worms, trojan horses, viruses and other similar events. Seller and each Member understand and acknowledge that there can be no assurance that Parent will be successful in protecting such systems.

(n) Seller and each Member recognize that the Parent’s business will be highly dependent on its computer equipment and software systems and Parent will need to develop and maintain technological capabilities that enable it to meet customer demands. Seller and each Member understand and acknowledge that there can be no assurance that Parent can successfully undertake such endeavors.

(o) Seller and each Member understand that Parent does business in China, including pursuant to its contracts with China Daily Information d/b/a Chinadaily.com.cn, a Chinese corporation (“Chinadaily.com”). Seller and each Member understand that in doing business in China, Parent faces substantial risks, including: significant political and economic uncertainties, including changes in laws and regulations, or their interpretation and changes in government officials responsible for administering such matters; the imposition of confiscatory taxation; language barriers and other difficulties in staffing and managing foreign operations; legal uncertainties or unanticipated changes regarding regulatory requirements; the nationalization or other expropriation of private enterprises; restrictions on currency conversion and repatriation; devaluations of currency; uncertainties of laws and enforcement relating to the protection of intellectual property; potentially uncertain or adverse tax consequences; and the overall economic conditions in China.

(p) Seller and each Member understand that there is a risk that the government of China and any agency thereof may, with or without cause, prohibit, restrict or block access to the Parent’s search engine throughout China. Seller and each Member understand that if the government of China or any agency thereof took such actions, there may be limited or no legal remedies available to Parent. Seller and Each Member further understand that if access to Parent’s search engine is in any way prohibited, restricted or blocked throughout China, even for a limited period of time, Parent’s business as proposed would be materially adversely affected.

(q) Seller and each Member understand that if Parent does business in China and other foreign countries as proposed, Parent could face foreign currency risks. Seller and each Member understand that to the extent future revenue of Parent is denominated in foreign currencies, it would be subject to increased risks relating to foreign currency exchange rate fluctuations that could have a material adverse effect on Parent’s business and operations.

(r) Foreign companies may experience a lack of remedies and impartiality under the Chinese legal system. China has a civil law system based on written statutes in which judicial decisions have little precedence value. The Chinese government has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, their experience in implementing, interpreting and enforcing these laws and regulations is limited, and Parent’s ability to enforce commercial claims or to resolve commercial disputes is unpredictable. These matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. As such, Seller and each Member understand that Parent may not be able to satisfactorily redress any grievances it may have against another party in China or which another party may have against it.

(s) Seller and each Member have been advised of the following. In The United States of America v. Marc Armand Rousso, etc, in the U.S. District Court, in New Jersey (the “Court”), CR. No. 99-512 Mr. Rousso entered into a plea agreement in 1999 whereby, inter alia, Mr. Rousso pleaded guilty to (A) one felony count of violating 15 U.S.C. §§ 78j(b) and 78ff(a) and 17 C.F.R. § 240.10b in connection with securities, and (B) one felony count involving the transportation, transmission and transfer of monetary instruments and funds to conceal proceeds of the aforesaid activities contrary to 18 U.S.C. § 1956(a)(2)(B)(i), in violation of 18 U.S.C. § 1956(h). The provisions of any Court sentencing could preclude Mr. Rousso from rendering services to Parent. At the same time, Mr. Rousso was convicted in France of, inter alia, stock fraud, and as part of the proceeding Mr. Rousso was credited with time served and was fined 120,000 euros. The case is titled The Government v. Rousso and Laroze, Case No. 9334769086.

(t) Although Parent has launched its search engine website, substantial upgrades and improvements to it are necessary in order for the website to perform according to Parent’s standards and for Parent’s search engine website to be successful and there is no assurance that any of the foregoing can or will be attained. Seller and each Member also understand that the Parent’s business plan involves the possibility of making additional acquisitions, but that there is no certainty that Parent will be successful in doing so.

(u) Parent’s business plan as envisioned is heavily dependent on the Parent’s contract with Chinadaily.com, under which, among other things, Chinadaily.com is to endeavor to use its best efforts to deliver and update all or a majority of the data regarding China in its website. There is no guarantee that Chinadaily.com, respectively, will be able to effectively perform under its contract, if at all. In the event that Chinadaily.com fails to perform effectively under such contract, Parent’s business as proposed will be materially adversely affected.

(v) Seller and each Member understand and consent to the placement of a legend on any certificate or other document evidencing Parent Class C Common Stock and Underlying Parent Stock stating that such Parent Class C Common Stock and Underlying Parent Stock has not been registered under the Act and setting forth or referring to the restrictions on transferability and sale thereof. Each certificate evidencing the shares shall bear the legends set forth below, or legends substantially equivalent thereto, together with any other legends that may be required by federal or state securities laws at the time of the issuance of the Parent Class C Common Stock and Underlying Parent Stock:

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) REGISTERED UNDER THE ACT OR (II) (A) THE ISSUER OF THE SHARES (THE “ISSUER”) HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT AND (B) THE CONSENT OF ISSUER IN ACCORDANCE WITH THE ASSET PURCHASE AGREEMENT REFERRED TO BELOW.

THE SHARES REPRESENTED HEREBY ARE SUBJECT TO “DRAG ALONG” PROVISIONS AND OTHER RESTRICTIONS PURSUANT TO THAT CERTAIN ASSET PURCHASE AGREEMENT BETWEEN, AMONG OTHERS, THE ISSUER AND THE ORIGINAL HOLDER. A COPY OF SAID AGREEMENT IS AVAILABLE FROM THE COMPANY UPON REQUEST

(w) Seller and each Member consent that Parent may permit the transfer of the Parent Class C Common Stock and the Underlying Parent Stock out of its name only (i) after the Earnout Payment Period, (ii) when its request for transfer is accompanied by an opinion of counsel reasonably satisfactory to the Company that neither the sale nor the proposed transfer results in a violation of the Act or any applicable foreign securities or U.S. state “blue sky” laws (collectively “Securities Laws”) and (iii) to a transferee acceptable to Parent, so long as the Underlying Stock is not publicly traded; provided however, notwithstanding the foregoing, Seller may transfer the said shares to the Members so long so long as they take the same subject to the terms of this Agreement.

3.31. Software.

(a) Schedule 3.31(a) contains a true, correct, complete and accurate list of Seller’s owned Software (“Software”), except for “shrink wrap” software. Except as set forth on Schedule 3.31(a), Seller is the sole and exclusive owner of such Software.

(b) All software used or held for use by Seller that is not owned by Seller (the “Third Party Software”) (including any commonly available “shrink wrap” Software copyrighted by third parties) is used pursuant to an agreement or license and each such agreement or license is valid and enforceable and in full force and effect and neither Seller nor, to the knowledge of Seller, is any licensor is in material default under or in breach of any such license or agreement. Schedule 3.31(b) lists all of the material Third Party Software of Seller.

(c) The Software and the Third party Software and Seller’s rights therein are sufficient and adequate to conduct the Business of Seller to the full extent the Business of Seller is conducted as of the date hereof and as such business will be conducted as of the Closing. Consummation of the transactions contemplated by this Agreement will not result in an impairment of the rights of Buyer to any of the Software, or to any Third party Software. Consummation of the transactions contemplated by this Agreement will not result in any increase of any license fees with respect to any of the Third party Software. All Software and any Third party Software that is incorporated into the Software perform in accordance with the documentation and other written material used in connection with the Software and Third party Software, is in machine readable form and contains all current revisions of such Software and Third party Software. The Software and, to the knowledge of Seller, the Third party Software, is free of material defects in operations. The Software and, to the knowledge of Seller, the Third party Software, contains no disabling devices.

(d) The source code for all Software will compile into object code or otherwise be capable of performing the functions described in the documentation pertaining to the Software in all material respects. All source code and other documentation concerning the Software is free of any defect which would prevent it from compiling or performing in all material respects.

3.32. Business Operations; Servers.

(a) Schedule 3.32(a) is a complete and correct list of the methods of payment (including specific types of credit cards accepted and whether or not personal checks, bank checks or money orders are accepted) that Seller accepts for sales of advertising on its Websites. Schedule 3.32(a) also indicates the average amount of time taken for Seller to receive payment on any form of payment and the likelihood of Seller not receiving payment based on the form of payment.

(b) Seller owns all of its servers and other computer equipment (other than webservers) necessary to operate its Business as conducted as of the date hereof and as such Business will be conducted by Seller as of the Closing.

(c) The amounts payable and paid by Seller each month to DataPipe for various hosting and bandwidth services provided to Seller has been $2,100.00. Consummation of the transactions contemplated by this Agreement will not result in any increase in fees or any change with respect to such services.

(d) Schedule 3.32(d) is a complete and correct list of the websites owned and maintained by Seller. Except as indicated on Schedule 3.32(d), all websites are in good working order.

(e) Except as set forth on Schedule 3.32(e), since November 7, 2005, Seller has not declared or paid any dividends or made any distribution or bonus payment to any Member or employee of Seller except that notwithstanding the foregoing, but subject to the other provisions of this Agreement, Seller may so payout in the aggregate an amount not in excess of all accrued but previously undistributed profits of Seller for periods ended prior to October 1, 2005.

3.33. Powers of Attorney and Suretyships. Seller has not any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person.

3.34. Other Information. Neither this Agreement nor any of the documents or other information made available to Parent or its Affiliates, attorneys, accountants, agents or representatives pursuant hereto or in connection with Parent’s due diligence review of the Business or the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading. To the best knowledge of Seller and each Member Seller has provided Parent with all material information regarding the Business.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to Seller and each Member as follows:

4.1. Due Incorporation. Parent is a corporation duly organized, validly existing and as of Closing will be in good standing under the Laws of the State of Delaware. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent has all requisite power and authority, corporate and otherwise, and all governmental licenses, franchises, permits, authorizations, consents and approvals required to own, lease, and operate its assets, properties and businesses and to carry on its business as now conducted on the date hereof. Buyer has not conducted any business to date and has only engaged in certain activities relating to its organization. Parent has not adopted any plan, or made any agreement in respect of any merger, consolidation, sale of all or substantially all of its assets, reorganization, recapitalization, dissolution or liquidation.

4.2. Corporate Authorization. The execution, delivery and performance by Parent and Buyer of this Agreement and each of the other Additional Agreements to which it is a party and the consummation by Parent and Buyer of the transactions contemplated hereby and thereby are within the corporate powers of Parent and Buyer and have been duly authorized by all necessary corporate action on the part of Parent and Buyer. This Agreement constitutes, and upon their execution and delivery, each of the Additional Agreements will constitute, the valid and legally binding agreement of Parent or Buyer, as applicable, enforceable against each in accordance with their respective terms.

4.3. Governmental Authorization. Except for the Certificate of Amendment to Parent’s Certificate of Incorporation in connection with the issuance of Parent Class C Common Stock, none of the execution, delivery or performance by Parent or Buyer of this Agreement or any Additional Agreement requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority by Parent or Buyer, except for the filing of the certificate of amendment by the Parent to create the Parent Class C Common Stock and Form D with the SEC.

4.4. No Violation. Neither the execution and delivery of this Agreement or any Additional Agreement to be executed by Parent or Buyer hereunder nor the consummation of the transactions contemplated herein and therein will (a) violate any provision of Parent’s or Buyer’s Certificate of Incorporation, By-laws or other charter documents; or (b) violate any Laws or Orders to which either Parent or Buyer or their property is subject.

4.5. Charter Documents. Parent and Buyer have previously delivered to Seller and Members true and complete copies of its respective Articles of Incorporation and By-laws, as in effect or constituted on the date hereof

4.6. Consents. There are no agreements, commitments, arrangements, contracts or other instruments binding upon Parent or Buyer or any of their properties requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby.

4.7. Capitalization of Parent and Merger Subs. Schedule 4.7 sets forth, with respect to Parent, (i) the Parent’s authorized capital stock, (ii) the number of shares of Parent’s common stock that is outstanding, (iii) each security convertible into or exercisable or exchangeable for Parent’s common stock, the number of shares of common stock such security is convertible into, and the exercise or conversion price of such security. The issuance of all the outstanding capital stock of Parent has been duly authorized, and all such capital stock is validly issued, fully paid and nonassessable.

4.8. Financial Statements.

(a) Attached hereto as Schedule 4.8 is an unaudited consolidated balance sheet of Parent as of December 31, 2005 and the audited balance sheet of Parent as of December 31, 2004, and statements of operations and retained earnings and cash flow statements of Parent for the years ended December 31, 2004 and December 31, 2005 (collectively, the "Parent Financial Statements"). The balance sheet contained in the Parent Financial Statements as of the twelve months ended December 31, 2005 is referred to herein as the "Interim Parent Balance Sheet". The Parent Financial Statements (i) were prepared from the books and records of Parent; (ii) were prepared in accordance with GAAP consistently applied; (iii) fairly and accurately present Parent's financial condition and the results of its operations as of their respective dates and for the periods then ended; (iv) contain and reflect all necessary adjustments and accruals for a fair presentation of Parent's financial condition as of their dates; and (v) contain and reflect adequate provisions for all reasonably anticipated liabilities for all material income, property, sales, payroll or other Taxes applicable to Parent with respect to the periods then ended.

(b) Except as specifically disclosed, reflected or fully reserved against on the Interim Parent Balance Sheet and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since the date of the Interim Parent Balance Sheet, there are no liabilities, debts or obligations of any nature (whether accrued, absolute, contingent, liquidated or unliquidated, unasserted or otherwise) relating to Parent. All debts and liabilities, fixed or contingent, which should be included under GAAP on an accrual basis on the Interim Balance Sheets are included therein.

4.9. Litigation. There is no action, suit, investigation, hearing or proceeding (or any basis therefor) pending against, or to the best knowledge of Parent, threatened against or affecting, Parent, any of its officers or directors, or the business of Parent, before any court or arbitrator or any governmental body, agency or official which if adversely determined against Parent, has or could reasonably be expected to have a material adverse effect on the business, assets, condition (financial or otherwise), liabilities, results or operations or prospects of Parent, or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby. There are no outstanding judgments against Parent.

4.10. Issuance of Parent Class C Common Stock. The Parent Class C Common Stock, when issued in accordance with this Agreement, will be duly authorized and validly issued, fully paid and nonassessable.

4.11. Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent or Buyer or any of their Affiliates who might be entitled to any fee or commission from Seller or the Members or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement.

4.12. Other Information. Neither this Agreement nor any of the documents or other information made available to Members or their Affiliates, attorneys, accountants, agents or representatives pursuant hereto or in connection with Seller’s and the Members’ due diligence review of the business of Parent, Buyer or the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

ARTICLE V

COVENANTS OF SELLER AND THE MEMBERS PENDING CLOSING

Each Company and the Members jointly and severally covenant and agree that:

5.1. Conduct of the Business. From the date hereof through the Closing Date, Members shall cause Seller to, and Seller shall, conduct the Business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, and shall not enter into any material transactions without the prior written consent of Parent, and shall use their respective best efforts to preserve intact Seller’s business relationships with employees, advertisers, suppliers, customers and other third parties.

Without limiting the generality of the foregoing, from the date hereof until the Closing Date, without Parent’s prior written consent, Seller shall not:

(a) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract (including contracts described in clause (b) below), or any other right or asset of such respective Company;

(b) enter into any contract, agreement, lease, license or commitment, which (i) is with respect to real property, (ii) extends for a term of one year or more or (iii) obligates the payment of more than $50,000 (individually or in the aggregate);

(c) make any capital expenditures in excess of $50,000 (individually or in the aggregate);

(d) sell, lease, license or otherwise dispose of any assets or assets covered by any Contract except (i) pursuant to existing contracts or commitments disclosed herein and (ii) sales of inventory in the ordinary course consistent with past practice;

(e) accept returns of products sold from Inventory except in the ordinary course, consistent with past practice;

(f) pay, declare or promise to pay any dividends or other distributions with respect to its capital stock, or pay, declare or promise to pay any other payments to any Member (other than payments of salary accrued in said period at the current salary rate set forth in Schedule 3.24) or any Affiliate of Seller; provided, however, that, notwithstanding the forgoing and subject to the other provisions of this Agreement, but without duplication, Seller may so payout in the aggregate an amount not in excess of all accrued but previously undistributed profits of Seller for periods ended prior to October 1, 2005;

(g) authorize any salary increase of more than 10% for any employee making an annual salary of greater than $50,000 or in excess of $5,000 in the aggregate on an annual basis or change the bonus or profit sharing policies of Seller;

(h) obtain or suffer to exist any Indebtedness in excess of $25,000 in the aggregate, other than Indebtedness to Skynet;

(i) suffer or incur any Lien on any asset of Seller except for Liens existing as of the date hereof as set forth on Schedule 3.15(b);

(j) suffer any damage, destruction or loss of property related to any assets of Seller, whether or not covered by insurance;

(k) delay, accelerate or cancel any receivables or Indebtedness owed to Seller or write-off or make further reserves against the same;

(l) merge or consolidate with or acquire any other Person or be acquired by any other Person;

(m) suffer any insurance policy protecting the assets of Seller to lapse;

(n) make any change in its accounting principles or methods or write down the value of any inventory or assets;

(o) change the place of business of Seller;

(p) extend any loans other than travel or other expense advances to employees in the ordinary course of business not to exceed $2,000 individually or $7,500 in the aggregate;

(q) issue, redeem or repurchase any shares of their respective capital stock or membership interests;

(r) effect or agree to any changes in shipping practices, terms or rates;

(s) reduce the prices of products sold from Inventory for customers except in the ordinary course of business;

(t) effect or agree to any change in any practices or terms, including payment terms, with respect to customers or suppliers;

(u) hire any employees, consultants or advisors;

(v) make or rescind any election related to Taxes, file any amended income Tax Return or make any changes in its methods of Tax accounting; or

(w) agree to do any of the foregoing.

Neither Seller nor the Members shall cause Seller to, (i) take or agree to take any action that might make any representation or warranty of Seller or any Member hereunder inaccurate in any respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

5.2. Access to Information.

(a) From the date hereof until and including the Closing Date, Seller shall, and each Member shall cause Seller to, (a) continue to give Parent, its counsel and other representatives full access to the offices, properties, books and records of Seller, (b) furnish to Parent, its counsel and other representatives such information relating to the Business as such Persons may request and (c) cause the employees, counsel, accountants and representatives of Seller to cooperate with Parent in its investigation of the Business; provided that no investigation pursuant to this Section 5.2 (or any investigation prior to the date hereof) shall affect any representation or warranty given by Seller or the Members;

(b) Seller and the Members shall arrange for representatives of Parent to meet with or speak to the representatives of the three (3) largest advertisers of Seller.

5.3. Notices of Certain Events. Seller and each Member shall promptly notify Parent of:

(i) any notice or other communication from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any claims or causes of action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of Seller to any such Person or any Lien or any of Purchased Assets;

(ii) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement;

(iii) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting any Member, the Purchased Assets, Seller or the Business or that relate to the consummation of the transactions contemplated by this Agreement; and

(iv) the occurrence of any fact or circumstance which might make any representation made hereunder by Seller and/or any Member false in any respect or result in the omission or the failure to state a material fact.

ARTICLE VI

COVENANTS OF SELLER AND THE MEMBERS

Seller and the Members jointly and severally covenant and agree that:

6.1. Confidentiality. Except as otherwise required by law, on and after the Closing, no Member shall, without the prior written consent of Parent, or a person authorized thereby, disclose to any other Person or use (whether for the account of any Member or any other party) any confidential information or proprietary work product of Parent, Buyer or Seller or any client of Parent, Buyer or Seller . In the event Seller or any Member believes that it is required to disclose any such confidential information pursuant to applicable Laws, Seller or such Member shall give timely written notice to Parent so that Parent may have an opportunity to obtain a protective order or other appropriate relief. Seller and all Members shall cooperate fully in any such action by Parent.

6.2. Conduct of the Business. From the Closing Date until the end of the Earnout Period, the Members shall cause Buyer to, and Buyer shall, conduct the Business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices of Seller, and shall not enter into any material transactions without the prior written consent of Parent or the approval of the board of directors of Buyer, and shall use its respective best efforts to preserve intact the Buyer’s business relationships with employees, advertisers, suppliers, customers and other third parties. Without limiting the generality of the foregoing, from the Closing Date through the end of the Earnout Payment Period, without Parent’s prior written consent, or the approval of the board of directors of Buyer, Buyer shall not:

(a) enter into any contract, agreement, lease, license or commitment which is outside the ordinary course of business or, even if the ordinary course of business, involving payments in excess of $10,000 or having a term in excess of three months or involving any real property;

(b) make any capital expenditures;

(c) sell, lease, license or otherwise dispose of any of its assets, except sales of Inventory in the ordinary course consistent with past practice;

(d) accept returns of products sold from Inventory except in the ordinary course, consistent with past practice;

(e) obtain or suffer to exist any loan or other Indebtedness, other than to Skynet;

(f) suffer or incur any Lien on any of its assets;

(g) merge or consolidate with or acquire any other Person or be acquired by any other Person;

(h) issue, redeem or repurchase any shares of their respective capital stock;

(i) effect or agree to any material changes in shipping practices, terms or rates;

(j) reduce the prices of products sold from Inventory for customers except in the ordinary course of business; or

(k) agree to do any of the foregoing.

6.3. Exclusivity. So long as this Agreement is in effect, neither Seller nor any Member nor anyone acting on their behalf shall, directly or indirectly, (i) encourage, solicit, initiate or participate in discussions or negotiations with, or provide any information to or cooperate in any manner with any Person, other than Parent or its Affiliates (collectively “Excluded Persons”), or an officer, partner, employee or other representative of an Excluded Person, concerning the sale of all or any part of the Business of Seller or the capital stock or other securities of Seller, whether such transaction takes the form of a sale of stock or assets, merger, consolidation or otherwise or any joint venture or partnership, or (ii) otherwise solicit, initiate or encourage the submission of any proposal contemplating the sale of all or any part of the Business of Seller or the capital stock or other securities of Seller, whether such transaction takes the form of a sale of stock or assets, merger, consolidation or otherwise or any joint venture or partnership or (iii) consummate any such transaction or accept any offer or agree to engage in any such transaction. Seller or the Members shall promptly (within 24 hours) communicate to Parent the terms of any proposal, contract or sale which it may receive in respect of any of the foregoing and respond to any such communication in a manner reasonably acceptable to Parent. Seller or the Members under this Section 6.3 will include the identity of the person making such proposal or offer, copies (if written) or a written description of the terms (if oral) thereof and any other such information with respect thereto as Parent may reasonably request.

6.4. Reporting and Compliance With Law. From the date hereof through the Closing Date, Seller shall duly and timely file all Tax Returns required to be filed with Authorities, pay any and all Taxes required by any Authority and duly observe and conform, in all material respects, to all applicable Laws and Orders.

6.5. Injunctive Relief. If Seller or any Member breaches, or threatens to commit a breach of, any of the covenants set forth in Section 6.1, Section 6.3, or Section 13.4 (the “Restrictive Covenants”), Parent shall have the following rights and remedies, which shall be in addition to, and not in lieu of, any other rights and remedies available to Parent by agreement (including those set forth in Section 11.1 hereof), under law or in equity:

(a) The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, all without the need to post a bond or any other security or to prove any amount of actual damage or that money damages would not provide an adequate remedy, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Parent and that monetary damages will not provide adequate remedy to Parent; and

(b) The right and remedy to require Seller and each Member, jointly and severally, (i) to account for and pay over to Parent all compensation, profits, monies, accruals, increments or other benefits derived or received by Seller, any Member or any associated party as the result of any such breach; and (ii) to indemnify Parent against any other losses, damages (including special and consequential damages), costs and expenses, including actual attorneys fees and court costs, which may be incurred by it and which result from or arise out of any such breach or threatened breach.

6.6. Covenants with respect to Parent Class C Common Stock.

(a) If the holders in the aggregate of more than 50% of the outstanding shares of the Underlying Parent Stock, as one class (“Selling Shareholders”), propose to sell, assign, mortgage, transfer, pledge, hypothecate or otherwise dispose of all, but not less than all, of their respective shares to a third party in one or a series of related transactions which is approved by a majority of the Parent’s Board of Directors, then the Selling Shareholders may, at their option, require Seller or any transferee (including each Member, the “Holder”) to sell all of such Holder’s capital stock of Parent in such transfer to the third party on the same terms and conditions, and for the same consideration, as the Selling Shareholders. The Holder shall take such necessary or desirable actions in connection with the consummation of such transaction as reasonably requested by Parent or the Selling Shareholders.

(b) From the Closing Date to the end of the Earnout Payment Period, the Seller may not transfer any shares of the Parent Class C Common Stock or the Underlying Parent Stock except (i) in accordance with Section 6.6(a) and with the consent of Parent, (ii) for estate-planning purposes of such Person to (A) a trust under which the distribution of the shares of Parent Class C Common Stock or the Underlying Parent Stock may be made only to beneficiaries who is such Person, his or her spouse, his or her parents, members of his or her immediate family or his or her lineal descendants, and provided that such trust may never make a distribution to anyone other than such persons, (B) a charitable remainder trust, the income from which will be paid to such Person during his or her life, (C) a corporation, the stockholders of which are only such Person, his or her spouse, his or her parents, members of his or her immediate family or his or her lineal descendants and whose stockholders will at all times remain such persons or (D) a partnership or limited liability company, the partners or members of which are only such Person, his or her spouse, his or her parents, members of his or her immediate family or his or her lineal descendants and whose partners or members will at all times remain such persons, and (iii) in case of his or her death, by will or by the laws of intestate succession, to his or her executors, administrators, testamentary trustees, legatees or beneficiaries, unless any class of Parent’s common stock is Publicly Traded in which case the Seller may transfer its shares of Parent Class C Common Stock or the Underlying Parent Stock on the later of (x) the end of the Earnout Payment Period, and (y) six months after shares of the Parent Class C Common Stock or the Underlying Parent Stock first becomes Publicly Traded.

(c) Each Holder agrees that in connection with an underwritten public offering of capital stock of Parent, upon the request of Parent or the principal underwriter managing such public offering, the Parent Class C Common Stock and any Underlying Parent Stock (and any shares received directly or indirectly with respect thereto) may not be sold, offered for sale or similar financial effect or otherwise disposed of without the prior written consent of Parent or such underwriter, as the case may be, for a period not exceeding six months after the effectiveness of the registration statement filed in connection with such offering, but only to the extent that Parent’s directors, executive officers and/or their immediate family are similarly bound. Each Holder agrees to sign such further documents as Parent may reasonably request to give this subsection (c) effect. The lock-up agreement established pursuant to this subsection (c) shall have perpetual duration.

(d) Seller and each Member understands and agrees that if he should breach his Restrictive Covenant Agreement or his Employment Agreement, as the case may be, or be dismissed for “cause”, as such term is defined in his Employment Agreement (each, a “Repurchase Event”), then Parent shall have the right (but not the obligation) to repurchase all of such Person’s Parent Class C Common Stock and any outstanding Underlying Parent Stock (and any shares received directly or indirectly with respect thereto), for a period of one hundred and eighty (180) days, at its fair market value as such is determined on the date of the respective Repurchase Event.

(e) Seller and each Member understands that due to the fact that Parent Class C Common Stock and the Underlying Parent Stock cannot be readily purchased or sold in the open market, and for other reasons, the Parent and/or its existing shareholders may be irreparably damaged in the event that Sections 6.6(a) through (d) are not specifically enforced. Consequently, in the event of a breach or threatened breach of the terms, covenants and/or conditions of Sections 6.6(a) through (d), Parent is, in addition to all other remedies, entitled to a temporary or permanent injunction, without showing any actual damage or posting a bond, and/or a decree for specific performance, in accordance with the provisions hereof.

(f) Restrictions and Registrations Rights

(i) The restrictions and rights provided for in Section 6.6(a), shall terminate in the event that the Parent Class C Common Stock or the Underlying Parent Stock becomes Publicly Traded. As used herein, common stock is “Publicly Traded” if stock of that class is (i) listed or admitted to unlisted trading privileges on a national securities exchange, the NASDAQ National Market or the NASDAQ Smallcap Market, the Hong Kong Exchange, the Hong Kong GEM, the London Stock Exchange, the London Stock Exchange Alternative Investors Market (AIM) or any other recognized foreign stock exchange or (ii) if sales or bid and offer quotations are reported for that class of stock in the automated quotation system operated by the National Association of Securities Dealers, Inc.

(ii) In the event that, prior to the earlier of the second anniversary of the date of this Agreement or the date the Underlying Parent Stock is Publicly Traded or the Initial Public Offering of Parent, Parent grants registration rights to any Person (the “Receiving Persons”), the Members will, with respect to the shares (the “Rights Shares”) of Underlying Parent Stock issuable upon the conversion of the Parent Class C Common Stock distributed to them pursuant to this Agreement, receive “piggyback” registration rights on the same terms and conditions as the “piggyback” registration rights granted to the Receiving Persons.

(iii) Any registration rights granted pursuant to Section 6.6(f)(ii) will be subject to usual and customary cutbacks and limitations, including that the Parent will not be required to register any shares as to which the resale provisions of Rule 144 under the Act as well as all applicable Laws and rules of any exchange or automated quotation system on which the Underlying Parent Stock trades or may be listed.

(iv) The Members may only be granted, and may only exercise, registration rights one time pursuant to the provisions of Section 6.6(f)(ii).

(v) The number of Rights Shares pursuant to which registration rights under Section 6.6(f)(ii) may be granted for each Member shall be limited to the number of Rights Shares equal to (X) the number of Rights Shares issuable upon conversion of all of the shares of Parent Class C Common Stock distributed to the Member pursuant to this Agreement multiplied by (Y) the quotient of (i) the number of shares of capital stock of Parent with registration rights issued to the Receiving Person divided by (ii) the total number of shares of capital stock of Parent outstanding on a fully diluted basis.

ARTICLE VII

COVENANTS OF ALL PARTIES HERETO

The parties hereto covenant and agree that:

7.1. Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and in the case of Seller and each Member as reasonably requested by Parent, to consummate and implement expeditiously the transactions contemplated by this Agreement. The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

7.2. Confidentiality of Transaction. Any information (except publicly available or freely usable material obtained from another source) respecting any party or its Affiliates will be kept in strict confidence by all other parties to this Agreement and their agents. Except as required by Law, neither Seller, any Member nor any of their respective Affiliates, directors, officers, employees or agents will disclose the terms of the transactions contemplated hereunder at any time, currently, or on or after the Closing, regardless of whether the Closing takes place, except as necessary to their attorneys, accountants and professional advisors, in which instance such persons and any employees or agents of Seller shall be advised of the confidential nature of the terms of the transaction and shall themselves be required by Seller to keep such information confidential. Except as required by Law, each party shall retain all information obtained from the other and their lawyers on a confidential basis except as necessary to their attorneys, accountants and professional advisors, in which instance such persons and any employees or agents of such party shall be advised of the confidential nature of the terms of the transaction and shall themselves be required by such party to keep such information confidential.

7.3. Best Efforts to Obtain Consents. Seller and each Member hereby agree to use their best efforts to obtain each respective Seller Consent as promptly as practicable hereafter.

7.4. Tax Matters.

(a) The Members shall prepare or cause to be prepared and, subject to Parent’s review and approval, file or cause to be filed on a timely basis all Tax Returns with respect to Seller for taxable periods ending on or prior to the Closing Date. The Members shall prepare or cause to be prepared such Tax Returns on a basis consistent with the similar Tax Returns for the immediately preceding periods and shall not make, amend, revoke or terminate any election or change any tax accounting method, practice or procedure without Parent’s consent. The Members shall give a copy of each such Tax Return to Parent prior to filing and shall not file the same without Parent’s reasonable approval. The Members shall timely pay the Taxes shown to be due and owing by Seller or the Members on such Tax Returns.

(b) Subject to Section 7.4(a), Parent shall duly and timely file or cause to be filed all Tax Returns required to be filed by Buyer after the Closing Date and shall pay or cause Buyer to pay all Taxes required to be paid with respect to periods commencing after the Closing Date.

7.5. Buyer’s Edge Plan. Parent shall make loans to Buyer as and to the extent required by the Buyer’s Edge Plan, a copy of which is attached hereto as Exhibit B.

7.6. Management of Buyer. The following provisions shall govern the operations of Buyer during the period commencing on the Closing Date through the Earnout Payment Period.

(a) Parent and the Members agree that during the Earnout Payment Period, the Buyer, will operate and be managed as a separate subsidiary from Parent and its other Affiliates, reporting to and subject to the authority of Parent.

(b) Management.

(i) The operations of Buyer shall be conducted to: (i) comply on a timely basis with the financial reporting and budgeting procedures of Parent as from time to time in effect, which procedures require the approval of annual profit and capital expenditure plans; (ii) operate within any Parent policies as from time to time in effect, and (iii) operate generally within the parameters of the then current profit plan and capital expenditure budget of Buyer as proposed by Benzaken and approved by Parent; provided, however, that if the parties are unable to agree upon the same in good faith, then Parent has the right to establish the same.

(ii) Subject to the provisions of Section 7.6(a) above and the Employment Agreement that Benzaken is executing and delivering on the date hereof, during the Earnout Payment Period, Benzaken, shall have primary responsibility and authority for the day-to-day operations of Buyer and, together with Parent, the long-term planning of Buyer. Subject to the foregoing, Benzaken shall be responsible for: (i) personnel selection and termination, and (ii) establishment of compensation levels for Buyer employees (excluding employees whose compensation is governed by an employment contract and any Affiliate of Benzaken), provided that all increases in compensation for any fiscal year shall be made only in accordance with the current budget of Buyer as proposed by Benzaken and approved by Parent.

(c) Restricted Activities. During the Earnout Payment Period, Parent agrees that it will not cause Buyer to take or acquiesce in Buyer taking any of the following actions without the prior written consent of the Representative:

(i) any sale, lease or disposition of all or a substantial portion of the assets or Business;

(ii) entering into any line of business not related to the Business;

(iii) any acquisition by Buyer of the stock, assets or business of another Person;

(iv) the merger, consolidation or amalgamation of Buyer with and into another Person or of another Person with and into Buyer; or

(v) the adoption or amendment of any profit sharing or other employee benefit plan except for such amendments as may be required by law.

7.7. Changes in Management. The parties hereto understand and agree that under the terms of the Employment Agreements by certain of the Members, such Member may be terminated with or without Cause (as defined therein). Accordingly, each of the parties hereto agrees that if (a) the employment of one or more of the Members terminates during the Earnout Payment Period regardless of the reason therefor, (b) or there are changes in the composition of the Board of Director of Buyer, no Party to this Agreement shall have the right (x) to make a claim that Parent or Buyer is in breach of this Agreement as a result of any such action, or (y) to make a claim against Parent or any of its Affiliates that as a result of any such action the Purchase Price has been adversely affected.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1. Condition to the Obligations of Parent, Buyer and Seller. The obligations of Parent, Buyer and Seller to consummate the Closing are subject to the satisfaction of all the following conditions:

(a) No provision of any applicable Law or Order shall prohibit or impose any condition on the consummation of the Closing or limit in any material way Parent’s right to control or operate Buyer or any material portion of the Business.

(b) There shall not be pending or threatened any proceeding by a third-party to enjoin or otherwise restrict the consummation of the Closing.

8.2. Conditions to Obligations of Parent and Buyer. In addition to the terms and provisions of Section 2.10, the obligation of Parent and Buyer to consummate the Closing is subject to the satisfaction, or the waiver at Parent’s and Buyer’s sole and absolute discretion, of all the following further conditions:

(a) (i) Each of Seller and the Members shall have duly performed in all material respects all of their respective obligations hereunder required to be performed by them at or prior to the Closing Date, (ii) the representations and warranties of Seller and the Members contained in this Agreement, the Additional Agreements and in any certificate or other writing delivered by Seller or any Member pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct at and as of the Closing Date, as if made at and as of such date with only such exceptions as could not in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) there shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Change or a Material Adverse Effect, regardless of whether it involved a known risk, and (iv) Parent and Buyer shall have received a certificate signed by the President and Chief Financial Officer of Seller and all of the Members to the effect set forth in clauses (i), (ii) and (iii) of this Section 8.2(a).

(b) No court, arbitrator or governmental body, agency or official shall have issued any Order, or have pending before it a proceeding for the issuance of any thereof, and there shall not be any provision of any applicable Law, statute, rule or regulation, restraining or prohibiting the consummation of the Closing or the effective operation or enjoyment by Parent or Buyer of the Business after the Closing Date.

(c) Parent shall have received all documents it may request relating to the existence of Seller and the authority of Seller to enter into and perform its respective obligations under this Agreement, all in form and substance reasonably satisfactory to Parent and its legal counsel, including (i) a copy of the certificate of formation of Seller certified as of a recent date by the Secretary of State of New York, (ii) copies of Seller’s operating agreement as effective on the date hereof; (iii) copies of resolutions duly adopted by the Board of Managers of Seller and by the unanimous vote or consent of Seller’s members authorizing this Agreement and the Additional Agreements and the transaction contemplated hereby and thereby, (iv) a certificate of the Secretary of Seller certifying each of the foregoing and as to signatures of the officer(s) authorized to execute this Agreement and any certificate or document to be delivered pursuant hereto, together with evidence of the incumbency of such Secretary, and (v) a recent good standing certificate regarding Seller from the office of the Secretary of State of the State of New York, and each other jurisdiction in which Seller is qualified to do business.

(d) Parent shall be fully satisfied, in its sole discretion which shall be exercised in good faith, with the results of its and its representatives’ review of Seller and the Business (including any review of the assets, financial condition, and prospects of the Business); provided, that no such review shall affect any representation or warranty of Seller or any Member given hereunder or in any instrument related to the transactions contemplated hereby.

(e) Each of Skynet, Zylonet and their respective Shareholders shall have duly performed all of their respective obligations under the Merger Agreement to be performed by them at or prior to the Closing Date thereunder and Parent shall be fully satisfied, in its sole discretion which shall be exercised in good faith, that all such conditions with respect to the Closing as defined thereunder shall have been fulfilled and satisfied.

(f) Parent or either Buyer shall have reasonably determined that, after Parent or Buyer has had the opportunity to meet or speak to representatives of the largest advertisers of Seller pursuant to Section 5.2, all such advertisers will provide Buyer terms for the purchase of advertising as favorable to Buyer as the terms provided to Seller.

(g) Buyer will have entered into an agreement, in form and substance satisfactory to it, with one or more banks and/or credit card companies, pursuant to which, from and after the Closing, said banks and/or credit card companies will process said Buyer’s credit card arrangements for the Business or a letter (in form and substance satisfactory to Buyer) from each existing bank or credit card company of Seller that Buyer may continue to process credit card arrangements pursuant to the agreements of Seller with respect thereto until such time as Buyer enters into its own agreements with such banks and/or credit card companies.

(h) Parent shall have received all Seller Consents (including any required consents of the landlords under the Office Leases), in form and substance reasonably satisfactory to Parent, and no such Seller Consent shall have been revoked.

(i) Seller shall have delivered to Parent documents satisfactory to Parent to evidence the release of all Liens on any portion of the assets of Seller and the filing of appropriate UCC-3 Termination Statements.

(j) Each of Benzaken, Albert Esses and Rafael Chemtob shall have entered into and delivered to Parent an employment agreement with Buyer substantially in the form attached hereto as Exhibits C-1, C-2, C-3, respectively (collectively, the “Employment Agreements”), and the same shall be in full force and effect.

(k) Each of the Members shall have entered into and delivered to Parent a restrictive covenant agreements with Buyer substantially in the form attached hereto as Exhibit D, (collectively, the “Restrictive Covenant Agreements”), and the same shall be in full force and effect.

(l) None of Seller (excluding Excluded Liabilities), Skynet or Zylonet shall have any Indebtedness, other than Indebtedness of Seller to Skynet.

(m) The aggregate Adjusted Tangible Assets of Seller (excluding any Excluded Assets), Skynet and Zylonet shall exceed their aggregate liabilities (but excluding any Excluded Liabilities) by at least the amount of the Minimum Required EBITDA.

8.3. Conditions to Obligations of Seller. In addition to the terms and provisions of Section 2.10, the obligation of Seller to consummate the Closing is subject to the satisfaction, or the waiver at Seller’s discretion, of all the following further conditions:

(a) (i) Parent and Buyer shall have performed in all material respects all of their respective obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Parent contained in this Agreement, the Additional Agreements and in any certificate or other writing delivered by Parent or Buyer pursuant hereto, disregarding all qualifications and expectations contained therein relating to materiality, shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date, (iii) there shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a material adverse effect, regardless of whether it involved a known risk, on the business, assets, condition (financial or otherwise), liabilities, result of operations of prospects of the Parent, and (iv) each Member shall have received a certificate signed by an authorized officer of Parent and Buyer to the foregoing effect.

(b) Seller shall have received (i) a copy of the certificate of incorporation of the Parent and Buyer, (ii) copies of the bylaws of each of Parent and Buyer as effective on the date hereof; (iii) copies of resolutions duly adopted by the Board of Directors of Parent and Buyer and by the unanimous vote or consent of Buyer’s shareholders authorizing this Agreement and the Additional Agreements and the transaction contemplated hereby and thereby, (iv) a certificate of the Secretary or Assistant Secretary of Parent and each Buyer certifying each of the foregoing and as to signatures of the officer(s) authorized to execute this Agreement and any certificate or document to be delivered pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary, and (v) a recent good standing certificate regarding Parent and Buyer from the office of the Secretary of State of its respective jurisdiction of organization and each other jurisdiction in which Seller is qualified to do business.

(c) Seller shall have delivered to each of Benzaken, Albert Esses and Rafael Chemtob a duly executed copy of their respective Employment Agreements.

(d) The transactions contemplated in the Merger Agreement shall have been consummated simultaneous with the Closing.

ARTICLE IX

RELIANCE ON REPRESENTATIONS AND WARRANTIES

9.1. Reliance on Representations and Warranties of Seller and the Members. Notwithstanding any right of Parent and Buyer to fully investigate the affairs of Seller and notwithstanding any knowledge of facts determined or determinable by Parent and Buyer pursuant to such investigation or right of investigation, Parent and Buyer shall have the right to rely fully upon the representations, warranties, covenants and agreements of Seller and the Members contained in this Agreement.

9.2. Reliance on Representations and Warranties of Parent. Seller and the Members shall have the right to rely fully on Parent’s representations, warranties, covenants and agreements herein, notwithstanding any investigation by Seller or the Members and notwithstanding any knowledge of facts determined or determinable by Seller or the Members pursuant to such investigation or right of investigation.

ARTICLE X

INDEMNIFICATION

10.1. Indemnification of Parent, Buyer.

(a) Seller and each Member hereby jointly and severally agree to indemnify and hold harmless Parent, Buyer and their Affiliates (including, after the Closing, Zylonet and Skynet) and each of their respective directors, officers, employees, shareholders, attorneys and agents and permitted assignees (collectively, the “Purchaser Indemnitees,” provided, however, the term “Purchaser Indemnitees” shall not include any of the Members regardless of their capacity), against and in respect of any and all loss, payments, demand, penalty, liability, judgment, damage, diminution in value, claim or out-of-pocket costs and expenses (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses”) incurred or sustained by any Purchaser Indemnitee as a result of (i) any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties and covenants of Seller or any of the Members contained herein or in the Additional Agreements (but not the Employment Agreements) or any certificate or other writing delivered pursuant hereto or of Skynet or Zylonet or of the Shareholders (ii) the failure to pay any claims by any third parties (including breach of contract claims, violations of warranties, trademark infringement, for “spamming”, privacy violations, torts or consumer complaints) with respect to the business of Seller or Skynet or Zylonet for any period prior to the Closing Date, (iii) the violation of any Laws by any of Seller or Skynet or Zylonet prior to the respective Closing, or (iv) the failure to pay any Taxes incurred prior to the Closing to any Tax Authority or to file any Tax Return with any Tax Authority; provided, that Losses in connection with Sections 10.1(ii), (iii) and (iv) shall be deemed to include any amounts payable after the Closing pursuant to or otherwise in connection with any of the matters listed on Schedule 3.19 to the Merger Agreement. The total payments made by Seller and the Members to the Purchaser Indemnitees with respect to Losses shall not exceed the sum of Purchase Price plus the Merger Consideration under the Merger Agreement (the “Maximum Indemnification”); provided, however, that no Purchaser Indemnitee shall be entitled to indemnification pursuant to this Section 10.1 unless and until the aggregate amount of Losses to all Purchaser Indemnitees equals at least $50,000, at which time, subject to the foregoing cap on the maximum amount payable, the Purchaser Indemnitees shall be entitled to indemnification for the total amount of such Losses; provided, further, that any amounts paid as Indemnification for Losses under the Merger Agreement shall be applied against the foregoing Maximum Indemnification; provided, further, however, solely in the case of Rafael Chemtob, his liability under this Section 10.1 shall not exceed his pro rata share of the Purchase Price or include any Losses in connection with Skynet or Zylonet. Notwithstanding anything set forth in this Section 10.1, any Loss incurred by any Purchaser Indemnitee: (i) arising out of Buyer’s or any Member’s breach of or failure to perform any covenant or obligation to be performed by Seller or any Member at or after the Closing, including the failure to pay any Taxes, or (ii) pursuant to or otherwise in connection with any of the matters listed on Schedule 3.19 of the Merger Agreement, shall not be subject to or applied against the minimum amount of Losses or the cap set forth in the previous sentence. Notwithstanding anything set forth in this Section 10.1, no Member shall be liable for a Loss in connection with any other Member's breach of any of the terms and conditions set forth under Article VII or Restrictive Covenant Agreements.

10.2. Indemnification of Members. Parent and Buyer hereby agrees to indemnify and hold harmless Members (the “Seller Indemnitees”) against and in respect of any Losses incurred or sustained by Seller Indemnitees as a result of any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties and covenants of Parent or Buyer contained herein or any certificate or other writing delivered pursuant hereto. The total payments made by Parent and Buyer to Seller Indemnitees with respect to Losses shall not exceed the Purchase Price; provided, however, Seller Indemnitees shall not be entitled to indemnification pursuant to this Section 10.2 unless and until the aggregate amount of Losses to Seller Indemnitees equals at least $50,000, at which time, subject to the foregoing cap on the maximum amount payable, the Seller Indemnitees shall be entitled to indemnification for the total amount of such Losses. Notwithstanding anything set forth in this Section 10.2, any Loss incurred by any Members arising out of Parent’s or Buyer’s breach or failure to perform any covenant or obligation to be performed by Parent or Buyer at or after the Closing Date, shall not be subject to or applied against the minimum amount of Losses or the cap set forth in the previous sentence.

10.3. Procedure. The following shall apply with respect to all claims by either a Purchaser Indemnitee or a Seller Indemnitee (together, “Indemnified party”) for indemnification:

(a) An Indemnified party shall give the Representative or Parent, or Buyer, as applicable (either, “Indemnifying parties”), prompt notice (an “Indemnification Notice”) of any third-party claim, investigation, action, suit, hearing or proceeding with respect to which such Indemnified party seeks indemnification pursuant to Section 10.1 or 10.2 (a “Third-party Claim”), which shall describe in reasonable detail the loss, liability or damage that has been or may be suffered by the Indemnified party. The failure to give the Indemnification Notice shall not impair any of the rights or benefits of such Indemnified party under Section 10.1 or 10.2, except to the extent such failure materially and adversely affects the ability of the Indemnifying parties to defend such claim or increases the amount of such liability.

(b) In the case of any Third-party Claims as to which indemnification is sought by any Indemnified party, such Indemnified party shall be entitled, at the sole expense and liability of the Indemnifying parties, to exercise full control of the defense, compromise or settlement of any Third-party Claim unless the Indemnifying parties, within a reasonable time after the giving of an Indemnification Notice by the Indemnified party (but in any event within 20 days thereafter), shall (i) deliver a written confirmation to such Indemnified party that the indemnification provisions of Section 10.1 or 10.2 are applicable to such claim, investigation, action, suit, hearing or proceeding and the Indemnifying parties will indemnify such Indemnified party in respect of such claim, investigation, action or proceeding pursuant to the terms of Section 10.1 or 10.2 and, notwithstanding anything to the contrary, shall do so without asserting any challenge, defense, limitation on the Indemnifying parties liability for Losses, counterclaim or offset, (ii) notify such Indemnified party in writing of the intention of the Indemnifying parties to assume the defense thereof, and (iii) retain legal counsel reasonably satisfactory to such Indemnified party to conduct the defense of such Third-party Claim.

(c) If the Indemnifying parties assume the defense of any such Third-party Claim then the Indemnified party shall cooperate with the Indemnifying parties in any manner reasonably requested in connection with the defense, compromise or settlement thereof. If the Indemnifying parties so assume the defense of any such Third-party Claim the Indemnified party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel employed by the Indemnified party shall be at the expense of such Indemnified party unless (i) the Indemnifying parties have agreed to pay such fees and expenses, or (ii) the named parties to any such Third-party Claim (including any impleaded parties) include an Indemnified party and an Indemnifying party and such Indemnified party shall have been advised by its counsel that there may be a conflict of interest between such Indemnified party and the Indemnifying parties in the conduct of the defense thereof, and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying parties.

(d) If the Indemnifying parties elect to direct the defense of any Third-party Claim, the Indemnified party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying parties withdraw from or fail to vigorously prosecute the defense of such asserted liability, or unless a judgment is entered against the Indemnified party for such liability. If the Indemnifying parties do not elect to defend, or if, after commencing or undertaking any such defense, the Indemnifying parties fail to prosecute or withdraw such defense, the Indemnified party shall have the right to undertake the defense or settlement thereof, at the Indemnifying parties’ expense. Notwithstanding anything to the contrary, the Indemnifying parties shall not be entitled to control, but may participate in, and the Indemnified party (at the expense of the Indemnifying parties) shall be entitled to have sole control over, the defense or settlement of (x) that part of any Third party Claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified party, or (ii) to the extent such Third party Claim involves criminal allegations against the Indemnified party or (y) the entire Third party Claim if such Third party Claim could impose liability on the part of the Indemnified party in an amount which is greater than the amount as to which the Indemnified party is entitled to indemnification under this Agreement. In the event the Indemnified party retains control of the Third party Claim, the Indemnified party will not settle the subject claim without the prior written consent of the Indemnifying party, which consent will not be unreasonably withheld or delayed.

(e) If the Indemnified party assumes the defense of any such Third-party Claim pursuant to Section 10.1 or 10.2 and proposes to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the Indemnified party shall give the Indemnifying parties prompt written notice thereof and the Indemnifying parties shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, in each case at the Indemnifying parties’ expense. The Indemnifying parties shall not, without the prior written consent of such Indemnified party settle or compromise or consent to entry of any judgment with respect to any such Third-party Claim (i) in which any relief other than the payment of money damages is or may be sought against such Indemnified party or (ii) which does not include as an unconditional term thereof the giving by the claimant, person conducting such investigation or initiating such hearing, plaintiff or petitioner to such Indemnified party of a release from all liability with respect to such Third-party Claim and all other claims or causes of action (known or unknown) arising or which might arise out of the same facts.

10.4. Periodic Payments. Any indemnification required by Section 10.1 or 10.2 for costs, disbursements or expenses of any Indemnified party in connection with investigating, preparing to defend or defending any claim, action, suit, hearing, proceeding or investigation shall be made by periodic payments by the Indemnifying parties to each Indemnified party during the course of the investigation or defense, as and when bills are received or costs, disbursements or expenses are incurred.

10.5. Right of Set Off. In the event that Parent or Buyer is entitled to any indemnification pursuant to this Article, Parent or Buyer shall be entitled to set off any amounts owed to (x) Seller pursuant to Sections 2.6 and/or (y) the Shareholders pursuant to Section 2.3 under the Merger Agreement against the amount of such indemnification. In the event of such a set-off, the set-off will first be allocated to: (i) any cash to which Seller is otherwise entitled pursuant to this Agreement and then to (ii) the shares of Parent Class C Common Stock to which Seller is otherwise entitled pursuant to this Agreement at $3.50 per share. Any such set-off will be treated as an adjustment to the Purchase Price.

10.6. Payment of Indemnification by Members. In the event that Parent or Buyer is entitled to any indemnification pursuant to this Article and Parent or Buyer are unable to set off such indemnification pursuant to Section 10.5, the Members shall pay the amount of the indemnification (subject to the limitation set forth in Section 10.1) first in cash up to the amount of cash received by the Members as part of the Purchase Price, and then in shares of Parent Class C Common Stock at $3.50 per share. Any payments by Seller or Members to a Purchaser Indemnitee will be treated as an adjustment to the Purchase Price.

10.7. Insurance. Any indemnification payments hereunder shall take into account any insurance proceeds or other third party reimbursement actually received.

10.8. Survival of Indemnification Rights. Except for the representations and warranties in (i) Sections 3.1, 3.2, 3.9, 3.10 and 3.15, which shall survive until the sixth anniversary of the Closing Date and (ii) Sections 3.19, 3.26, 3.27, 3.28 and 3.29, which shall survive until the expiration of the statue of limitations with respect thereto, the representations and warranties of Seller, Members and Parent shall survive until the fourth anniversary of the Closing Date. The indemnification to which any Indemnified party is entitled from the Indemnifying parties pursuant to Section 10.1 or 10.2 for Losses shall be effective so long as it is asserted prior to (x) the sixth anniversary of the Closing Date, in the case of Section 10.8(i); (y) the expiration of the applicable statute of limitations, in the case of Section 10.8(ii) and the breach or the alleged breach of any covenant or agreement of Seller or any Indemnifying party; and (z) the fourth anniversary of the Closing Date, in the case of all other representations and warranties of Seller, Members and Parent hereunder. The obligations of Seller (but not of the Members) in Articles V and VI shall terminate upon the Closing.

ARTICLE XI

DISPUTE RESOLUTION

11.1. Arbitration.

(a) The parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement, or any Additional Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement or any Additional Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (“Arbitrator”). The parties agree that binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement or any Additional Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement or any Additional Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b) If the parties cannot agree upon the Arbitrator, the Arbitrator shall be selected by the New York City chapter head of the American Arbitration Association upon the request of either side. The Arbitrator shall be selected within 30 days of request.

(c) The laws of the State of New York shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement and any agreement contemplated hereby shall be governed by the laws of the State of New York applicable to a contract negotiated, signed, and wholly to be performed in the State of New York, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d) The arbitration shall be held in New York City, New York in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(e) On application to the Arbitrator, any party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 11.1(c).

(f) The Arbitrator may, at his discretion and at the expense of the party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(g) The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award or to obtain relief as provided in Section 6.5, as applicable (including actual attorneys’ fees and costs), shall be borne by the unsuccessful party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs, for the reasons set forth, in such decision. The determination of the Arbitrator shall be final and binding upon the parties and not subject to appeal.

(h) Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The parties expressly consent to the exclusive jurisdiction of the courts (Federal and state) in New York City, New York to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the Arbitration. The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

(i) The parties shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement or any agreement contemplated hereby, unless resulting from the willful misconduct of the person indemnified.

(j) This arbitration clause shall survive the termination of this Agreement and any agreement contemplated hereby.

11.2. Waiver of Jury Trial; Exemplary Damages. ALL PARTIES HEREBY WAIVE THEIR RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT. No party shall be awarded punitive or other exemplary damages respecting any dispute arising under this Agreement or any Additional Agreement.

11.3. Attorneys’ Fees. The unsuccessful party to any court or other proceeding arising out of this Agreement that is not resolved by arbitration under Section 11.1 shall pay to the prevailing party all attorneys’ fees and costs actually incurred by the prevailing party, in addition to any other relief to which it may be entitled. As used in this Section 11.3 and elsewhere in this Agreement, “actual attorneys’ fees” or “attorneys’ fees actually incurred” means the full and actual cost of any legal services actually performed in connection with the matter for which such fees are sought, calculated on the basis of the usual fees charged by the attorneys performing such services, and shall not be limited to “reasonable attorneys’ fees” as that term may be defined in statutory or decisional authority.

ARTICLE XII

TERMINATION

12.1. Termination Without Default. In the event that the Closing of the transactions contemplated hereunder has not occurred by the Outside Closing Date and no material breach of this Agreement by the party seeking to terminate this Agreement shall have occurred or have been made (as provided in Section 12.2 hereof) Parent and Buyer or any four Members, acting together, shall have the right, at its sole option, to terminate this Agreement without liability to the other side. Such right may be exercised by Parent and Buyer, on the one hand, or any four Members on the other, as the case may be, giving written notice to the other at any time after the Scheduled Closing Date.

12.2. Termination Upon Default.

(a) Parent and Buyer may terminate this Agreement by giving notice to Seller or any of the Members on or prior to the Closing, without prejudice to any rights or obligations Parent and Buyer may have, if Seller or any Member shall have materially breached any representation or warranty or breached any agreement or covenant contained herein or in any Additional Agreement to be performed prior to Closing and such breach shall not be cured within the earlier of the Scheduled Closing Date and five (5) days following receipt by Seller or the Members of a notice describing in reasonable detail the nature of such breach.

(b) Seller may terminate this Agreement by giving prior written notice to Parent, without prejudice to any rights or obligations Seller or the Members may have, if Parent or Buyer shall have materially breached any of its covenants, agreements, representations, and warranties contained herein to be performed prior to Closing and such breach shall not be cured within the earlier of the Scheduled Closing Date and five (5) days following receipt by Parent of a notice describing in reasonable detail the nature of such breach.

12.3. Survival. The provisions of Sections 7.2 and 10.4 shall survive any termination hereof pursuant to Article XII.

ARTICLE XIII

MISCELLANEOUS

13.1. Notices. All notices, requests, demands and other communications to any party hereunder shall be in writing and shall be given to such party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereinafter specify by notice to each other party hereto:

if to Parent and Buyer, to:

c/o Accoona Corp.
101 Hudson Street
Jersey City, New Jersey 07302
Attn: President
Telecopy: 201-557-9377

with a copy to:

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attention: Andrew M. Ross, Esq.
Telecopy: (212) 407-4990

if to Seller or any Members:

c/o Internet Media Group LLC
481 Kings Highway
Brooklyn, NY 11223
Attention: Allen Benzaken
Telecopy: (718) 234-9345

with a copy to:
Silverman Sclar Shin & Byrne PLLC
381 Park Avenue South
New York, New York 10016
Attention: John Shin, Esq.
Telecopy: (212) 779-8858

Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified herein and the appropriate answer back is received or, (ii) if given by certified mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, properly addressed or, (iii) if given by any other means, when delivered at the address specified herein.

13.2. Amendments; No Waivers.

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each party hereto (or in the case of the Member, the Representative), or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

13.3. Ambiguities. The parties acknowledge that each party and its counsel has materially participated in the drafting of this Agreement and consequently the rule of contract interpretation that, and ambiguities if any in, the writing be construed against the drafter, shall not apply.

13.4. Publicity. Except as required by law, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto.

13.5. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

13.6. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that (i) neither Seller nor Member may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of Parent; and (ii) in the event Parent assigns its rights and obligations under this Agreement to an Affiliate, Parent shall continue to remain liable for its obligations hereunder.

13.7. Governing Law. This Agreement has been entered into in the State of New Jersey. Notwithstanding the foregoing, this Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

13.8. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument.

13.9. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, among the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder other than Indemnified parties as set forth in Section 10.1 and 10.2 hereof, which shall be a third party beneficiary hereof.

13.10. Severability. If any one or more provisions of this Agreement shall, for any reasons, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

13.11. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

13.12. Construction.

(a) All references in this Agreement to “including” shall be deemed to mean “including, without limitation”.

(b) For the avoidance of any doubt, all references in this Agreement to “the knowledge or best knowledge of Seller” or similar terms shall be deemed to include the knowledge or best knowledge of any Member.

(c) Where the context or construction requires, all words applied in the plural shall be deemed to have been used in the singular, and vice versa; the masculine shall include the feminine and neuter, and vice versa; and the present tense shall include the past and future tense, and vice versa.

13.13. Members’ Representative.

(a) Each Member hereby appoints Benzaken, as such Member’s representative to act as Representative for all purposes of this Agreement and the transactions contemplated hereby, with the right, in such capacity, in his discretion, to do any and all things and to execute any and all documents in such Member’s place and stead, in any way which such Member could do if personally present, in connection with this Agreement and the transactions contemplated thereby, including the authority on behalf of such Member, without giving notice to such Member, to take any of the following actions:

(i) to accept on such Member’s behalf any amount payable to such Member under this Agreement;

(ii) to negotiate and otherwise deal with Parent, in all respects;

(iii) to accept and give service of process and all other notices and other communications relating to this Agreement;

(iv) to settle any dispute relating to the terms of this Agreement;

(v) to execute any instrument or document that the Representative may determine is necessary or desirable in the exercise of his authority under this Agreement and power-of-attorney; and

(vi) to act in connection with all matters relating to this Agreement and the transactions contemplated thereby, including the power to employ auditors, attorneys and other Persons in connection therewith.

(b) Each Member further agrees, as follows:

(i) such Member recognizes the inherent conflict of interest of Benzaken as the Representative and as a continuing employee of Buyer and waives any claims with respect thereto;

(ii) the Representative (A) shall not incur any personal liability for acting in such capacity if in doing so he acts upon advice of counsel or otherwise acts in good faith, (B) shall not incur any personal liability for acting in such capacity in the absence of his willful misconduct, (C) may act upon any instrument or signature believed by him to be genuine and may assume that any Person purporting to give any notice or instruction under this Agreement or under any other related agreement or document believed by him to be authorized has been authorized to do so (D) shall not be responsible for the investment of any payments received from Parent for the benefit of the Members, and (E) shall be promptly reimbursed by the Members, pro rata in proportion to their ownership of Units immediately prior to the Closing, for out-of-pocket expenses incurred by him in his capacity of Representative, and such expenses shall first be satisfied from any Closing Payment or Earnout Payment paid by Parent and received by the Representative for the benefit of the Shareholders, prior to distribution of such payments to the Shareholders; and

(c) If Benzaken is unable to serve or resigns as the Representative, the Members may appoint from among their ranks a substitute Representative to replace Benzaken which individual shall have all the powers and authority granted to Benzaken by this Section 13.13. Buyer shall accept such substitute Representative without objection; provided, however, that Benzaken shall continue to serve as the Representative until such substitute Representative has been appointed by the Members.

(d) At and after Closing, Buyer shall be entitled to deal exclusively with the Seller and the Representative on all matters relating to this Agreement and the transactions contemplated hereby involving the Members, or any of them, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any statements made by the Seller or the Representative or documents executed or purported to be executed on behalf of any Member by the Representative, and on any other action taken or purported to be taken on behalf of any Member by the Representative including, without limitation, the appropriate communication or delivery to the Members.

IN WITNESS WHEREOF, Parent, Buyer and Seller have caused this Agreement to be duly executed by their respective authorized officers and the Members and the Representative have executed this Agreement as of the day and year first above written.

Accoona Corp.

By:	/s/ Stuart Kauder
Stuart Kauder Chief Executive Officer

BE Acquisition Corp.

By:	/s/ Stuart Kauder
Stuart Kauder
Title

Internet Media Group LLC

By:	/s/ Allen Benzaken
Allen Benzaken President
Title

Members

/s/ Allen Benzaken
Allen Benzaken

/s/ Raymond Benzaken
Raymond Benzaken

/s/ Jack Benzaken
Jack Benzaken

/s/ Albert Esses
Albert Esses

/s/ Charles Cytryn
Charles Cytryn

By:	/s/ Rafael Chemtob
Rafael Chemtob

Representative:

By:	/s/ Allen Benzaken
Allen Benzaken

Schedule I

Internet Media Group LLC

Shareholders	Number of Units
Allen Benzaken	21.25
Raymond Benzaken	21.25
Jack Benzaken	21.25
Albert Esses	10.63
Charles Cytryn	10.63
Rafael Chemtob	10.63